Exhibit 96.1

Technical Report Summary on the Selkirk Nickel Project, North East District, Republic of Botswana

SLR Project No.: 233.065166.00001

Prepared by

SLR Consulting (Canada) Ltd.

55 University Ave., Suite 501

Toronto, ON M5J 2H7

for

Premium Nickel Resources Ltd.

One First Canadian Place

100 King Street West, Suite 3400

Toronto, ON M5X 1A4

Effective Date - May 31, 2024

Signature Date - June 27, 2024

Distribution:1 copy - Premium Nickel Resources Ltd.

1 copy - SLR Consulting (Canada) Ltd.

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table of Contents

1.0	Executive Summary	1-1
1.1	Summary	1-1
1.2	Technical Summary	1-4
2.0	Introduction	2-1
2.1	Site Visits	2-2
2.2	Sources of Information	2-2
2.3	List of Abbreviations	2-3
3.0	Property Description	3-1
3.1	Location	3-1
3.2	Land Tenure	3-3
3.3	Mineral Rights	3-6
3.4	Surface Rights	3-6
3.5	Royalties and Encumbrances	3-7
3.6	Other Significant Factors and Risks	3-7
4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography	4-1
4.1	Accessibility	4-1
4.2	Climate	4-1
4.3	Local Resources	4-2
4.4	Infrastructure, Power, Water, and Supply	4-2
4.5	Physiography	4-3
5.0	History	5-1
5.1	Prior and Current Ownership	5-1
5.2	Exploration and Development History	5-2
5.3	Historical Resource Estimates	5-11
5.4	Past Production	5-13
5.5	History of Environmental Considerations	5-13
6.0	Geological Setting, Mineralization, and Deposit	6-1
6.1	Regional Geology	6-1
6.2	Local Geology	6-3
6.3	Property Geology	6-3
6.4	Mineralization	6-8
6.5	Deposit Types	6-11
7.0	Exploration	7-1

i

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

7.1	Exploration	7-1
7.2	Drilling	7-1
7.3	Hydrogeology Data	7-7
7.4	Geotechnical Data	7-7
8.0	Sample Preparation, Analyses, and Security	8-1
8.1	Historical Work	8-1
8.2	Quality Assurance and Quality Control	8-2
9.0	Data Verification	9-1
9.1	SLR Site Verification Procedures	9-1
9.1	SLR Data Verification Conclusions and Recommendations	9-1
10.0	Mineral Processing and Metallurgical Testing	10-1
10.1	Pre-concentration Test Work	10-1
10.2	2023 SGS Test Work Program	10-3
10.3	Metal Recovery Estimation	10-17
10.4	Conceptual Mineral Processing	10-21
10.5	Conclusions and Summary	10-21
11.0	Mineral Resource Estimates	11-1
12.0	Mineral Reserve Estimates	12-1
13.0	Mining Methods	13-1
14.0	Processing and Recovery Methods	14-1
15.0	Infrastructure	15-1
16.0	Market Studies	16-1
17.0	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups	17-1
18.0	Capital and Operating Costs	18-1
19.0	Economic Analysis	19-1
20.0	Adjacent Properties	20-1
21.0	Other Relevant Data and Information	21-1
22.0	Interpretation and Conclusions	22-1
22.1	Geology and Mineral Resources	22-1
22.2	Mineral Processing	22-1
23.0	Recommendations	23-1
24.0	References	24-1
25.0	Reliance on Information Provided by the Registrant	25-1
26.0	Date and Signature Page	26-1

ii

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Tables

Table 1-1:	Proposed Budget for Phase 1 Exploration Work	1-3
Table 3-1:	Selkirk Property Tenure	3-5
Table 5-1:	History of Ownership at Selkirk	5-1
Table 5-2:	Summary of Historical Mineral Resource Estimates at Selkirk	5-12
Table 7-1:	History of Drilling Campaigns at the Selkirk Deposit	7-1
Table 7-2:	Summary of Significant Historical Intercepts at Selkirk	7-4
Table 8-1:	Summary of the QA/QC on Blanks	8-3
Table 8-2:	Summary of Selkirk Ni-Cu CRM Results at the Phoenix Mine Laboratory	8-6
Table 8-3:	Summary of the Selkirk Ni-Cu-Pt-Pd CRM Results at the Phoenix Mine Laboratory	8-9
Table 8-4:	Summary of the Selkirk Ni-Cu-Pt-Pd CRM Results at ALS	8-12
Table 8-5:	Duplicate vs. Original Statistics for all Elements	8-12
Table 8-6:	Assay Results from Underground Drift at Selkirk	8-22
Table 8-7:	Selected Assay Results from Unsampled Historic Drill Core at Selkirk	8-23
Table 9-1:	Verification of Collar Coordinates	9-1
Table 10-1:	Summary of the XRT Scan Results	10-3
Table 10-2:	As Received Selkirk Samples and Weights	10-3
Table 10-3:	Head Assay and Hardness of Selkirk Tenor Samples	10-4
Table 10-4:	Summary of Results for Flotation of Selkirk Tenor Samples Using 2021 SGS Project 18559-01 Flowsheet	10-8
Table 10-5:	Summary of Results for Flotation of Selkirk Tenor Samples Using Gipro Flowsheet	10-8
Table 10-6:	Summary of LCT Tests	10-9
Table 10-7:	LCT-1 (MG_MT) Metallurgical Projections (C-F)	10-12
Table 10-8:	LCT-2 (MG_HT) Metallurgical Projections (D-G)	10-13
Table 10-9:	LCT-3 (MG_LT) Metallurgical Projections (C-F)	10-14
Table 10-10:	LCT-4 (LG_HT) Metallurgical Projections (C-F)	10-15
Table 10-11:	10 kg LCT Results Summary	10-16
Table 10-12:	Summary of Concentrates Produced for Hydrometallurgical Testing	10-16
Table 10-13:	Select SGS Flotation Test Results for the Production of Selkirk Bulk Cu+Ni Concentrates	10-19
Table 23-1:	Proposed Budget for Phase 1 Exploration Work	23-1

iii

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figures

Figure 3-1:	Selkirk Property	3-2
Figure 4-1:	Average Annual Temperatures at Francistown Airport	4-2
Figure 5-1:	Detailed Ground Magnetic and First Derivative Bouguer Anomaly Survey	5-5
Figure 5-2:	IP Survey at Selkirk from Spectral Geophysics, 2008	5-6
Figure 5-3:	a) Distribution Pattern Showing Concentrations of Ni at Selkirk b) Ni Concentrations Superimposed with Soil Type and Geological Structures	5-7
Figure 5-4:	a) Distribution Pattern Showing Concentrations of Cu at Selkirk b) Cu Concentrations Superimposed with Soil Type and Geological Structures	5-8
Figure 5-5:	Apparent Resistivity at 250 m Below Surface	5-9
Figure 5-6:	Geochemical Anomalies for Ni and Cu over the TNMC PLs	5-10
Figure 6-1:

a) Schematic Map of Limpopo Belt and Adjacent Cratons Showing Studied Localities b) Geological Map of the Central Portion of the Tati Greenstone Belt Indicating Locality of Phoenix, Selkirk, and Tekwane Deposits

6-2
Figure 6-2:	Simplified Geological Map of the Northern Tati Greenstone Belt	6-4
Figure 6-3:	Simplified Geology in Longitudinal View Through the Selkirk Deposit	6-6
Figure 6-4:	Detailed Geological Map of the Selkirk Deposit	6-7
Figure 6-5:	Map of Part of the Selkirk Intrusion	6-9
Figure 6-6:	Cross-section Through the Selkirk Deposit	6-10
Figure 7-1:	Drill Hole Location Map	7-3
Figure 8-1:	Selkirk Blank Assays (2004-2016) at Phoenix Mine Laboratory	8-3
Figure 8-2:	GBM399-1 Control Chart for Ni and Cu at the Phoenix Mine Laboratory	8-7
Figure 8-3:	GBM396-1 Control Chart for Ni and Cu at the Phoenix Mine Laboratory	8-8
Figure 8-4:	AMIS007 Control Chart for Ni, Cu, Pt and Pd at the Phoenix Mine Laboratory	8-10
Figure 8-5:	Pulp Duplicates - Ni	8-13
Figure 8-6:	Pulp Duplicates - Cu	8-14
Figure 8-7:	Pulp Duplicates - Pt	8-15
Figure 8-8:	Pulp Duplicates - Pd	8-16
Figure 8-9:	Pulp Duplicates - Au	8-17
Figure 8-10:	Check Assay Scatter Plots for Ni, Cu, Pt, Pd, and Au: Phoenix Mine Laboratory Versus ALS	8-18
Figure 10-1:	Scanning Unit and Test Sheets Mounted with Selkirk Materials	10-2
Figure 10-2:	2021 SGS Project 18559-01 Flowsheet	10-6
Figure 10-3:	Gipro Flowsheet	10-6
Figure 10-4:	Flowsheet of LCT-1 to LCT-4	10-10
Figure 10-5:	Flowsheet of LCT-5	10-10

iv

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 10-6:	Flowsheet of LCT-6	10-11
Figure 10-7:	Nickel and Copper Upgrade Ratio as a Function of Mass Pull	10-17
Figure 10-8:	Metal Recovery Over Nickel Feed Grade Range	10-18
Figure 10-9:	PNRL Generic Model Updated with Selkirk 2023 Flotation Test (F19) Feed Data	10-20
Figure 10-10:	PNRL Updated Generic Model	10-21
Figure 20-1:	Map Showing Surrounding Claim Holders Around the Selkirk Mining Licence and the Prospecting Licences	20-2

v

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

1.0	Executive Summary
1.1	Summary

SLR Consulting (Canada) Ltd. (SLR) was retained by Premium Nickel Resources Ltd. (PNRL) to prepare an independent Technical Report Summary (TRS) on the Selkirk nickel-copper-cobalt-platinum group elements-gold (Ni-Cu-Co-PGE-Au) Project (the Selkirk Nickel Project or the Project), located in Botswana. The purpose of this TRS is to document the technical information available on the Project for public disclosure. This TRS conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. SLR’s Qualified Persons (QP) visited the property on May 14, 2024.

PNRL is a Toronto based exploration and development company previously named North American Nickel Inc. PNRL’s common shares trade on the TSX Venture Exchange (TSXV) in Canada and the OTCQX Best Market (OTCQX:PNRLF) in the USA. Its exploration activities focus on nickel, with several exploration projects in Botswana, Greenland, and Canada.

The Selkirk Nickel Project, including related infrastructure, was acquired by Premium Nickel Group Proprietary Limited (PNGPL) in an asset purchase agreement with the Liquidator of Tati Nickel Mining Company (TNMC). Prior to this acquisition, TNMC was jointly owned by BCL Limited (BCL, 85%) and the Government of Botswana (15%). On May 27, 2022, PNGPL was awarded the Mining Licence over the Selkirk Project, and the acquisition was finalized on August 22, 2022.

PNGPL is an indirect subsidiary of PNRL, being a wholly owned subsidiary of Premium Nickel Resources Selkirk Group (Barbados) Limited, which is in turn wholly owned by Premium Nickel Resources International Limited, a direct wholly owned subsidiary of PNRL. PNRL began trading on the OTCQX Best Market (OTCQX:PNRLF) in the USA in January 2023.

TNMC operated the historical Selkirk Mine as a small underground nickel-copper mine from 1989 to 2002, extracting massive sulphide material from the shallow dipping, semi-elliptical, high-grade core of the Selkirk gabbro from near surface to a depth of approximately 100 m. A total of 1.0 million tonnes (Mt) at grades of 2.6% Ni and 1.5% Cu were mined and shipped directly to the BCL smelter during this time. The mine ceased operations after exhausting the massive sulphide material and undertaking partial pillar extraction.

The Project is currently conceptualized as an open pit capturing the lower grade Ni-Cu-Co-PGE-Au mineralization present within the Selkirk gabbro host.

At the time of liquidation, a number of economic studies had been completed for the Project, including a Feasibility Study (FS) on the open pit concept at the Selkirk Project by WorleyParsons Limited (WorleyParsons) in 2016. The FS included Mineral Resource and Mineral Reserve estimates prepared in accordance with the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (SAMREC Code). These estimates are considered to be historical in nature and should not be relied on. An SLR QP has not completed work to classify the historical estimates as current and PNRL is not treating the historical estimate as current Mineral Resources or Mineral Reserves.

Exploration work completed by the PNRL Project team to date has consisted of the sourcing and digitization of existing historical information, confirming collar location information on selected historical holes, re-logging selected drill core, sampling mineralized drill core found untouched on surface, and submitting a number of samples for proof-of-concept metallurgical

1-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

testing. PNRL has also initiated an internal study into the feasibility of the open pit concept and is exploring conceptually with limited test information several different processing options. Work to validate the existing drill core information through field duplicate and pulp duplicate re-analysis is ongoing with the intention of reporting an updated Mineral Resource estimate at the Project in the future.

1.1.1	Conclusions
1.1.1.1	Geology and Mineral Resources
•	While there are no current Mineral Resources estimated, there is potential to establish Mineral Resources, and additional exploration and technical studies are warranted.
•	The Project is conceptualized as an open pit capturing low grade Ni-Cu-Co-PGE-Au mineralization surrounding and down plunge of the mined-out high-grade mineralization core of the Selkirk gabbro.
•

There is good understanding of the geology and the nature of nickel and copper mineralization of the Project. The available drill hole data is largely historical and is inconsistently analyzed for cobalt, PGE, and gold, and consequently this mineralization is less well understood.

•

There are no drilling, sampling or recovery factors identified that could materially impact the accuracy and reliability of the results. At the same time, considerable data compilation and verification efforts are required to improve confidence in the drilling database, including re-entry of original survey information and downhole re-surveying, re-sampling, and twinning of a selection of drill holes to validate existing locations and results in the database.

•

Results of the quality assurance and quality control (QA/QC) programs supporting the historical drilling show reasonable correlation and performance of nickel and copper analysis and poor precision and repeatability of gold and PGEs.

•

Despite numerous feasibility studies existing on the Project, the historical, disparate, and incomplete nature of information and data signify that a comprehensive data validation work program is required.

1.1.1.2	Mineral Processing
•

Based on the results from preliminary studies and historical data analyses, the proposed treatment process for Selkirk material considers flotation of a bulk sulphide nickel-copper concentrate product. At the time of writing of this TRS, no information was provided by PNRL to include pre-concentration as a treatment step.

•

While preliminary flotation test results indicated that copper-nickel separation is achievable, further representative sampling and testing is required to demonstrate that the target grades of copper and nickel in bulk concentrate can be consistently met.

•

The copper and nickel grades of bulk concentrate were simulated by PNRL based on the manipulation of historical SGS Canada Inc. (SGS) data representing separately produced copper and nickel concentrates and thus, may not be indicative of the expected metallurgical performance for bulk concentrates.

•

Some of the underlying assumptions in the generic metallurgical model being relied on continually by PNRL for metal recovery calculations are based on the test results generated from 2021 SGS composite samples (head assays: 0.55% - 0.66% Cu and

1-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

0.44% - 0.77% Ni) that graded significantly higher than the current average life of mine (LOM) grades.

•	To the best of SLR’s knowledge, pre-concentration techniques have not been used to prepare any Selkirk materials for flotation testing to date.
•

The metallurgical and analytical data have been collected in a manner that is suitable to be used conceptually for Mineral Resources estimation, however, further testing is recommended to confirm the characteristics of the Selkirk final bulk concentrate product.

1.1.2	Recommendations
1.1.2.1	Geology and Mineral Resources
1	SLR QPs have reviewed and agree with PNGPL’s Phase 1 proposed exploration budget (Table 1-1). The Phase 2 budget will be prepared based on the Phase 1 results:
a)	Phase 1 involves a continuation of the current verification work, including a re-logging and re-sampling campaign, followed by a Mineral Resource estimate.
b)	Phase 2 is contingent upon the results of Phase 1 and would involve an updated Mineral Resource estimate and a Pre-feasibility Study.
2	To enhance confidence in the historical data, several steps are recommended:
a)	For drill holes assayed between late 2007 and mid-2008, investigate and potentially re-analyze these drill holes to verify the QA/QC data.
b)	For PGEs, address precision issues through re-analysis of pulps as well as the second half of split drill core in an external laboratory, and by twinning existing drill holes.
c)	Undertake a study to determine whether and to what extent silicate nickel forms part of the total nickel content reported at Selkirk.
d)	Consolidate verified historical results within an industry standard data management system, with columns identifying operator, year, source, and treatment during estimation.
1.1.2.2	Mineral Processing
1

Complete additional metallurgical testing using samples from drill core that are spatially representative of the deposit to confirm the metallurgical recoveries projected following pre-concentration and bulk concentrate flotation.

2	These additional tests should be designed to evaluate recoveries to produce a single bulk concentrate and for separate Ni and Cu concentrates to be used in future trade-off studies.
Table 1-1:	Proposed Budget for Phase 1 Exploration Work

Item	Cost (CS$ 000)
Re-assaying historic core ● Re-logging and sampling of 14 holes ● Submitting 2,500 samples to laboratory for base metals, PGEs + Au. ● Geologists and geotechnic support staff, core transport ● Field supplies, core shed supplies, sample shipping	300

1-3

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Item	Cost (CS$ 000)
Mineral Resource estimate	120
General site and administration costs	100
Subtotal	520
Contingency (5%)	26
Total Phase 1	546

1.2	Technical Summary
1.2.1	Property Description

The Project is located in the northeast of Botswana approximately 28 km southeast of the city of Francistown and 450 km northeast of the national capital Gaborone.

The Project is accessed year-round via paved and gravel roads from Gaborone and Francistown. Project infrastructure includes relict surface infrastructure supporting the historical underground mine, and the original decline. The Project area is quite flat and, beyond the mine footprint, is covered in grassland with dispersed and clusters of trees typical of a tree savanna biome.

1.2.2	Land Tenure

The property consists of a single mining licence covering an area of 1,458 ha (14.58 km2) and four prospecting licences covering a total of 12,670 ha (126.7 km2). The mining licence, 2022/7L, is centred approximately at 21°19’13” S and 27°44’17” E and is held by PNGPL, a subsidiary of PNRL. The mining licence was renewed for ten years commencing on May 27, 2022, ending on May 26, 2032. The four prospecting licences (PL050/2010, PL051/2010, PL210/2010, and PL071/2011) are valid for a period of two years effective from October 1, 2022.

1.2.3	History

Anglo American Corporation of South Africa (AAC) established the presence of nickel and copper occurrences at the sites of the ancient copper workings in the area in 1929. Significant exploration started in the mid-1960s by the Tati Territory Exploration Company (TTE). The first exploration campaigns included soil sampling, trench sampling, ground geophysics, and diamond drilling. At least four exploration and mining companies have worked on the Project since the 1960s and extensive work has been done to characterize the economic potential of the property.

The Selkirk underground mine was operated from 1989 to 2002 by TNMC, a company created specifically to exploit the deposit. More than 1.0 Mt of material grading 2.6% Ni and 1.6% Cu was extracted from a semi-elliptical deposit of massive sulphide up to 20 m thick. Since 2003, extensive exploration has been completed to characterize the lower-grade/higher-tonnage halo of disseminated sulphides both surrounding and down plunge (south) of the mined-out high-grade mineralization. Exploration and conceptual studies were conducted by Lion Ore Mining Pty Ltd (Lion Ore) and subsequently by Norilsk Nickel Group of Companies (Norilsk Nickel) through their ownership in TNMC.

1-4

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

1.2.4	Geological Setting, Mineralization, and Deposit

The Project lies within the Tati granite-greenstone belt of the Zimbabwe Craton. The mineralized body of the Selkirk deposit is hosted within the Selkirk Formation (>1 km thick) which consists mainly of dacitic and rhyolitic volcaniclastic rocks and minor amounts of mafic volcanic rocks, quartzites, and quartz sericite schists. The Selkirk Formation hosts the Phoenix, Selkirk, and Tekwane metagabbronoritic intrusions and the Sikukwe metaperidotite intrusion and the area around the Project hosts intrusive magmatic Ni-Cu-PGE sulphide deposits, namely the Phoenix deposit, as well as the Tekwane and Cinderella exploration prospects.

Two styles of mineralization are found at Selkirk: (1) massive sulphides (mined-out), located within the metagabbro intrusion, as well as small, massive sulphide accumulations at the base of the taxitic metagabbro intrusive, and (2) matrix and disseminated sulphides as a halo surrounding and down-dip of the mined-out massive sulphide body. The disseminated zone that once included the mined-out sulphide lens, lies 50 m to 100 m above the basal contact of the footwall quartz diorite and mimics the footwall contact. Currently available drilling suggests that the shallow, previously mined, massive sulphide lens was synformal in shape and measured up to 70 m to 90 m wide, averaged 20 m thick, and had a plunge extent of 200 m.

The disseminated sulphide mineralization surrounding the massive sulphides is also synformal in shape, averages 120 m wide and 100 m to 150 m thick and plunges shallowly to the south at 20°. It is defined from surface over a distance of 900 m and remains open at depth. Mineralization consists of pentlandite, pyrrhotite, chalcopyrite, and pyrite. At least three generations of dykes crosscut the mineralized metagabbro. Numerous faults traversing the deposit have been described in surface and underground mapping, none of which present significant displacement at the deposit scale. The Selkirk metagabbro host has been attributed an age of 2.7 Ga.

1.2.5	Exploration

Exploration work completed by the PNRL Project team to date has consisted of the sourcing and digitization of existing historical information, confirming collar location information on selected historical holes, re-logging selected drill core, sampling mineralized drill core found untouched on surface, and submitting a number of samples for proof-of-concept metallurgical testing. PNRL has also initiated an internal study into the feasibility of the open pit concept and is exploring conceptually with limiting test information several different processing options. Work to validate the existing drill core information through field duplicate and pulp duplicate re-analysis in ongoing with the intention of reporting an updated Mineral Resource estimate at the Project in the future.

1.2.6	Mineral Processing and Metallurgical Testing

PNRL intends to use flotation to produce a bulk concentrate for commercial sale (instead of separate copper and nickel concentrates). Metallurgical study programs were carried out by SGS in Lakefield, Ontario in 2021 and 2023 for separate copper and nickel concentrate production at a conceptual level. The conceptual process flowsheet developed by SGS includes the key unit operations of crushing, grinding, and flotation.

PNRL analyzed select SGS test results on key flotation parameters observed in the production of separate nickel and copper concentrates to simulate estimated metal grades and recoveries for bulk concentrate.

Concentrate options that PNRL plans to investigate in the next phase of work include a bulk concentrate and separate nickel and copper concentrates.

1-5

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

1.2.7	Mineral Resource Estimates

There is no current Mineral Resource estimate for the Project.

1-6

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

2.0	Introduction

SLR Consulting (Canada) Ltd. (SLR) was retained by Premium Nickel Resources Ltd. (PNRL) to prepare an independent Technical Report Summary (TRS) on the Selkirk nickel-copper-cobalt-platinum group elements-gold (Ni-Cu-Co-PGE-Au) Project (the Selkirk Nickel Project or the Project), located in Botswana. The purpose of this TRS is to document the technical information available on the Project for public disclosure. This TRS conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

PNRL is a Toronto based exploration and development company previously named North American Nickel Inc. PNRL’s common shares trade on the TSX Venture Exchange (TSXV) in Canada and the OTCQX Best Market (OTCQX:PNRLF) in the USA. Its exploration activities focus on nickel, with several exploration projects in Botswana, Greenland, and Canada.

The Selkirk Nickel Project, including related infrastructure, was acquired by Premium Nickel Group Proprietary Limited (PNGPL) in an asset purchase agreement with the Liquidator of Tati Nickel Mining Company (TNMC). Prior to this acquisition, TNMC was jointly owned by BCL Limited (BCL, 85%) and the Government of Botswana (15%). On May 27, 2022, PNGPL was awarded the Mining Licence over the Selkirk Project, and the acquisition was finalized August 22, 2022.

PNGPL is an indirect subsidiary of PNRL, being a wholly owned subsidiary of Premium Nickel Resources Selkirk Group (Barbados) Limited, which is in turn wholly owned by Premium Nickel Resources International Limited, a direct wholly owned subsidiary of PNRL. PNRL began trading on the OTCQX Best Market (OTCQX:PNRLF) in the USA in January 2023.

TNMC operated the historical Selkirk Mine as a small underground nickel-copper mine from 1989 to 2002, extracting massive sulphide material from the shallow dipping, semi-elliptical, high-grade core of the Selkirk gabbro from near surface to a depth of approximately 100 m. A total of 1.0 million tonnes (Mt) at grades of 2.6% Ni and 1.5% Cu were mined and shipped directly to the BCL smelter during this time. The mine ceased operations after exhausting the massive sulphide material and undertaking partial pillar extraction.

The Project is currently conceptualized as an open pit capturing the lower grade nickel-copper-cobalt-platinum group elements-gold (Ni-Cu-Co-PGE-Au) mineralization present within the Selkirk gabbro host.

At the time of liquidation, a number of economic studies had been completed for the Project, including a Feasibility Study (FS) on the open pit concept at the Selkirk Project by WorleyParsons Limited (WorleyParsons) in 2016. The FS included Mineral Resource and Mineral Reserve estimates prepared in accordance with the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (SAMREC Code). These estimates are considered to be historical in nature and should not be relied on. An SLR qualified person (SLR QP) has not completed work to classify the historical estimates as current and PNRL is not treating the historical estimate as current Mineral Resources or Mineral Reserves.

Exploration work completed by the PNRL Project team to date has consisted of the sourcing and digitization of existing historical information, confirming collar location information on selected historical holes, re-logging selected drill core, sampling mineralized drill core found untouched on surface, and submitting a number of samples for proof-of-concept metallurgical testing. PNRL has also initiated an internal study into the feasibility of the open pit concept and

2-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

is exploring conceptually with limited test information several different processing options. Work to validate the existing drill core information through field duplicate and pulp duplicate re-analysis is ongoing with the intention of reporting an updated Mineral Resource estimate at the Project in the future.

2.1	Site Visits

SLR QPs visited the site on May 14, 2024. While at site, the SLR QPs visited the gossanous outcrop at surface, observed existing infrastructure, including the Selkirk underground ramp, reviewed core from several different drill holes and compared these against printed assay sheets, observed the core library, visited historical waste and ore piles on surface, and visited several surface drill hole collar locations.

2.2	Sources of Information

During the site visit and during the preparation of this TRS, discussions were held online and onsite with personnel from PNRL:

•	Sharon Taylor, P. Geo., Vice President, Exploration, PNRL
•	Gerry Katchen, P. Geo., Exploration Manager, PNRL

The documentation reviewed, and other sources of information, are listed at the end of this TRS in Section 24.0 References.

This is the initial TRS on the Selkirk Project by PNRL.

2-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

2.3	List of Abbreviations

Units of measurement used in this TRS conform to the metric system. All currency in this TRS is US dollars (US$) unless otherwise noted.

μ	micron	kVA	kilovolt-amperes
μg	microgram	kW	kilowatt
a	annum	kWh	kilowatt-hour
A	ampere	L	litre
bbl	barrels	lb	pound
Btu	British thermal units	L/s	litres per second
BWP	Botswana Pula	m	metre
°C	degree Celsius	M	mega (million); molar
C$	Canadian dollars	m2	square metre
cal	calorie	m3	cubic metre
cfm	cubic feet per minute	MASL	metres above sea level
cm	centimetre	m3/h	cubic metres per hour
cm2	square centimetre	mi	mile
d	day	min	minute
dia	diameter	μm	micrometre
dmt	dry metric tonne	mm	millimetre
dwt	dead-weight ton	mph	miles per hour
F	degree Fahrenheit	MVA	megavolt-amperes
ft	foot	MW	megawatt
ft2	square foot	MWh	megawatt-hour
ft3	cubic foot	oz	Troy ounce (31.1035g)
ft/s	foot per second	oz/st, opt	ounce per short ton
g	gram	ppb	part per billion
G	giga (billion)	ppm	part per million
Gal	Imperial gallon	psia	pound per square inch absolute
g/L	gram per litre	psig	pound per square inch gauge
Gpm	Imperial gallons per minute	RL	relative elevation
g/t	gram per tonne	s	second
gr/ft3	grain per cubic foot	st	short ton
gr/m3	grain per cubic metre	stpa	short ton per year
ha	hectare	stpd	short ton per day
hp	horsepower	t	metric tonne
hr	hour	tpa	metric tonne per year
Hz	hertz	tpd	metric tonne per day
in.	inch	US$	United States dollar
in2	square inch	USg	United States gallon
J	joule	USgpm	US gallon per minute
k	kilo (thousand)	V	volt
kcal	kilocalorie	W	watt
kg	kilogram	wmt	wet metric tonne
km	kilometre	wt%	weight percent
km2	square kilometre	yd3	cubic yard
km/h	kilometre per hour	yr	year
kPa	kilopascal

2-3

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

3.0	Property Description
3.1	Location

The Project consists of a single mining licence (ML) covering an area of 1,458 ha (14.58 km2) and four prospecting licences (PL) covering a total area of 12,670 ha (126.7 km2). The Project is located approximately 28 km southeast of the city of Francistown, and 450 km northeast of the national capital Gaborone. The mining licence, 2022/7L (the Selkirk Mining Licence), is centred approximately at 21°19’13” S and 27°44’17” E and is presented in Figure 3-1.

This mining licence gives PNRL the right to mine copper and nickel ores and associated minerals contained in these mined ores for a period of ten years commencing on May 27, 2022 and ending on May 26, 2032. It also provides the right to carry out care and maintenance and exploration work from both surface and underground. The four PLs, PL050/2010, PL051/2010, PL210/2010 and PL071/2011, give PNRL the exclusive right to prospect for base metals for a period of two years, effective October 1, 2022.

3-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 3-1:	Selkirk Property

27°30'E
27°35'E
27°40'E
27°45'E
27°50'E
21°10'S
21°15'S
21°20'S
N
A1
A3
Francistown
Zimbabwe
Botswana
PHOENIX
B162
PL051/2010
PL210/2010
PL071/2011
PL050/2010
Tati Siding
SELKIRK MINE
2022/7L
TEKWANE
CINDERELLA
0 3 6 9 12 15
Kilometres
KEY MAP
Map Area
BOTSWANA
Gaborone
0 500
Kilometers
SLR
Legend:
Nickel Mine (Past Producer)
Nickel Prospect
Mining Lease
Prospecting Licence
Primary Road
Secondary Road
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
Selkirk Property

Source: Premium Nickel Resources Ltd., 2024.

3-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

3.2	Land Tenure

The original mining licence over the historical Selkirk Mine, 88/2, had been granted to TNMC on November 29, 1988, and later amended to include the Phoenix Mine. It was granted for an initial period of 25 years, renewed on November 28, 2013 for a period of 11 years, and was set to expire on November 27, 2024. The new mining licence, 2022/7L, was granted to PNGPL, a subsidiary of PRNL, on May 27, 2022, is limited to the Selkirk deposit and the surrounding areas, and expires on May 26, 2032.

The terms and conditions for the renewal of the mining licence are framed by the relevant sub-sections of Section 42 of the Mines Act (the Act) and indicate that:

1	The Minister shall grant an application for renewal if satisfied that:
a)	the applicant is not in default;
b)	development of the mining area has proceeded with reasonable diligence;
c)	the proposed program of mining operations will ensure the most efficient and beneficial use of the mineral resources in the mining area.
2	The Minister shall not reject an application on the ground referred to in:
a)	Subsection (4)(a), unless the applicant has been given details of the default and has failed to remedy the same within three months of such notification;
b)	Subsection (4)(b), unless the applicant has been given reasonable opportunity to make written representations thereon to the Minister; or
c)

Subsection (4)(c), unless the applicant has been so notified and has failed to propose amendments to his proposed program of mining operations satisfactory to the Minister within three months of such notification.

3	Subject to the provisions of this Act, the period of renewal of a mining licence shall be such period, not exceeding 25 years, as is reasonably required to carry out the mining program.
4	On the renewal of a mining licence, the Minister shall append thereto the program of mining operations to be carried out in the period of renewal.

In order to maintain the mining licence in good order, the holder must make annual payments on its anniversary date in accordance with Section 71 of the Act, and monthly royalty payments according to Section 66 of the Act, if appropriate, in each case to the Government of Botswana. The royalties payable are percentages of the gross market value of mineral or mineral products as follows: precious stones (10%), precious metals (5%), and other minerals or mineral products (3%). The term gross market value is defined in the Act as the sale value receivable at the mine gate in an arms-length transaction without discounts, commissions, or deductions for the mineral or mineral product on disposal. No annual payments are required until the mine is in production.

The four prospecting licences were transferred to PNGPL effective October 1, 2022, and give PNGPL the exclusive right to explore for base metals for a period of two years. Upon issuance of the licence and each anniversary thereof, a charge equal to Botswana Pula (BWP) 5.00 (C$0.51) multiplied by the number of square kilometres, subject to a minimum of BWP 1,000.00 (C$101.60), is payable to the office of the Director of Mines. The prospecting licenses are set to expire September 30, 2024, and PNGPL is planning to request renewal.

3-3

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

The terms and conditions for the renewal of the prospecting licences are framed by the relevant sub-sections of Section 17 of the Act and indicate that:

1

The holder of a prospecting licence may, at any time not later than three months before the expiry of such licence, apply to the Minister by completing Form I set out in the First Schedule for renewal thereof stating the period for which the renewal is sought and submitting together with the application-

a)	a report on prospecting operations so far carried out and the direct costs incurred thereby; and
b)	a proposed program of prospecting operations to be carried out during the period of renewal and the estimated cost thereof.
2

Subject to this Act, the applicant shall be entitled to the grant of no more than two renewals thereof, each for the period applied for, which periods shall not in either case exceed two years, provided that:

a)	the applicant is not in default; and
b)	the proposed program of prospecting operations is adequate.
3

Before rejecting an application for renewal under subsection 3(a), the Minister shall give notice of the default to the applicant and shall call upon the applicant to remedy such default within a reasonable time.

4	Before rejecting an application for renewal under (3)(b), the Minister shall give the applicant opportunity to make satisfactory amendments to the proposed program of prospecting operations.
5

Notwithstanding the provisions of subsection (3), the Minister may renew a prospecting licence for a period or periods in excess of the periods specified in that subsection where a discovery has been made and evaluation work has not, despite proper efforts, been completed.

Table 3-1 shows the details of each PL as well as ML 2022/7L.

3-4

Premium Nickel Resources Ltd | Selkirk Nickel Project
Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table 3-1:	Selkirk Property Tenure

Description	Area (km2)	Issue Date	Expiry Date	Annual Fee (BWP)	Annual Fee (C$)	Annual Exploration Expenditure
						Year 1 (BWP)	Year 1 (CAD)	Year 2 (BWP)	Year 2 (CAD)
ML 2022/7L	14.58	May 27, 2022	May 26, 2032	No Fee	No Fee
PL050/2010	4.1	Oct. 1, 2022	Sept. 30, 2024	1,000.00	100.35	140,000	14,049	1,250,000	125,438
PL051/2010	4.4	Oct. 1, 2022	Sept. 30, 2024	1,000.00	100.35	115,000	11,540	790,000	79,277
PL210/2010	46.8	Oct. 1, 2022	Sept. 30, 2024	1,000.00	100.35	375,000	37,631	1,150,000	115,403
PL071/2011	71.4	Oct. 1, 2022	Sept. 30, 2024	1,000.00	100.35	700,000	70,245	4,240,000	425,484
Total	141.28					1,300,000	130,455	7,430,000	745,601

*Exchange Rate 1 BWP = 0.100350 CAD

3-5

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

3.3	Mineral Rights

In Botswana, mining activities are regulated under the Act, which is administered by the Ministry of Mineral Resources, Green Technology and Energy Security (MMGE). The Act regulates the issuance of exploration and mining licences as well as harmonizing mining activities and environmental impacts. The Act entails:

•

Introduction of the retention licence which allows exploration companies that have confirmed the discovery of a mineral deposit to retain rights over a period of three years, renewable once for a period of no more than three (3) years.

•	Issuing of a prospecting licence for up to 1,000 km2 for an initial period of three years and renewed for two (2) periods of two (2) years each.
•	The abolition of the Government of Botswana’s right to free equity participation. The legislation allows for the Government of Botswana to acquire up to 15% in new mining ventures on commercial terms.
•	Royalty schedules have been revised, with rates reduced from 5% to 3% for all minerals except precious stones and precious metals, which remain at 10% and 5%, respectively.
•	The granting, renewal, and automatic transfer of licences has been made more automatic and predictable.
•	Introduction of new mining taxation, which includes:
o	A generalized tax regime that applies to all minerals except diamonds, with corporate income tax of 25%.
o	Immediate 100% capital write off in the year that the investment is made, with unlimited carry forward of losses.
o	Introduction of a variable rate income tax formula.

The Act further stipulates that the holder of the mineral concession shall:

•	Conduct operations in a manner that will preserve the natural environment.
•

Where unavoidable, promptly treat pollution and contamination of the environment. In the event of an emergency or extraordinary circumstances requiring immediate action, the holder of a mineral concession shall forthwith notify the Director of Mines and shall take all immediate action in accordance with the reasonable directions of the Director of Mines.

•	Prepare and submit an Environmental Impact Assessment (EIA) report as part of the mining licence application or renewal.
•	Restore the land substantially to the condition in which it was prior to the commencement of operations during and at the end of operations.
•	Make adequate ongoing financial provision for compliance with environmental obligations as stipulated by the Act.

Any abstraction of water in Botswana is regulated through the Water Act of 1967.

3.4	Surface Rights

The Project area is subject to freehold land, with the Selkirk Mining Licence situated on portions of Farms 73NQ and 75NQ. A lease rental agreement, 201-NQ, between TNMC and Nkobiwa

3-6

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Emmanuel Keeng Selebe, the owner of Farm 73NQ, was signed on April 2, 1998, with an effective date of October 1, 1988. This agreement remains effective for the lifetime of the mining licence, including renewals. The area covers only a small portion (52,008 ha) of the mining licence and PNGPL will need to expand the surface rights area to develop an open pit mine. If the landowner and PNGPL cannot come to a mutual agreement, then the Office of the Director of Mines will determine the fair value of the annual rental fee in accordance with the Mines and Minerals Act, specifically:

•	Section 62 (1) (iii):
o	An arbitrator appointed in pursuance of this subsection may, on application by any interested party, apportion any rent payable under this subsection between the owner and any lawful occupier; and
•	Section 62 (2):
o

In assessing any rent payable under the provisions of this section, an arbitrator shall determine the matter in relation to values at the time of arbitration current in the area in which the mining licence or retention licence or minerals permit is situated for land of a similar nature to the land concerned but without taking into account any enhanced value due to the presence of minerals.

3.5	Royalties and Encumbrances

PNGPL has signed a royalty agreement and contingent compensation agreement with the Liquidator. A 2% net smelter return (NSR) exists on the sale of concentrates (or any other economic mineral resource material produced and sold) subject to specific rights of purchase by the purchaser and the Government of Botswana:

•	A reduction to a 1% NSR for a payment of US$20 million on or before the two-year anniversary date of the first shipment.
•	A general first right of purchase shared between the purchaser and the Government of Botswana.

There is also a contingent compensation agreement whereby PNGPL would pay additional compensation to the Government of Botswana if and when it discovers additional resources over and above the base case scenario of 15.9 Mt:

•	New resource discovery up until the end of the seven-year mine life of the base case resource of 15.9 Mt (minimum grade of 2.5% Ni equivalent (NiEq) at Decision to Mine)
o	25 Mt < new deposit > 50 Mt US$0.50 per tonne
o	50 Mt < new deposit > 75 Mt US$0.20 additional per incremental tonne
o	75 Mt < new deposit > 100 Mt US$0.30 additional per incremental tonne
o	New deposit > 100 Mt US$0.40 additional per incremental tonne
•	The payment of contingent compensation shall be made from operating cash flow of the mine(s) once in operation and subject to adequate liquidity.
3.6	Other Significant Factors and Risks

The SLR QP is not aware of any environmental liabilities on the property. PNRL has all required permits to conduct the proposed work on the property. The SLR QP is not aware of any other

3-7

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the property.

3-8

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Selkirk deposit is located in the North East District of Botswana, approximately 30 km southeast of Francistown, the country’s northernmost city. The Property extends across the farms 73NQ and 75NQ approximately 20 km from the Zimbabwean border, near Matsiloje village. The Tati River lies to the south of this area. Francistown, in close proximity to the west, being the main centre in the area with a burgeoning and industrious young population of around 120,000, provides a good source of labour and a growing skills base. The rural farming population has very low density and lives generally in cattle posts situated close to sources of groundwater, generally near the main rivers which have a more or less constant supply of groundwater in their sandy beds.

4.1	Accessibility

The railway line and Highway A1 from Bulawayo to Gaborone pass through Francistown, 30 km to the northwest of Selkirk. From Francistown, site access is made via an all-weather tarred surface road to Matsiloje that passes 7 km north of the Selkirk deposit, with the main access to Selkirk being a well-maintained and graded unsurfaced road.

All forms of transportation are readily available and accessible to the population, mainly light and medium vehicles, mini-bus type taxis, and larger public bus transportation. Francistown has a tarred airstrip and International Airport with customs clearing.

4.2	Climate

The climate is tropical, with hot, wet summers and mild, dry winters (Figure 4-1). Most of the rainfall occurs during the period from October to April, usually in the form of scattered thundershowers, with massive surface run-off. The average rainfall is approximately 460 mm per annum as recorded at Francistown Airport.

4-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 4-1:	Average Annual Temperatures at Francistown Airport

Source: Weatherspark.com, 2022.

*Notes: The daily average high (red line) and low (blue line) temperature, with 25th to 75th and 10th to 90th percentile bands. The thin dotted lines are the corresponding average perceived temperatures.

Due to the climate, most greenfield exploration field work is carried out during the winter period when the rivers and streams are practically dry and vegetation less dense. However, where good access infrastructure exists at brownfield sites such as Selkirk, work can continue all year round.

4.3	Local Resources

No specific deficiencies in the general labour resource have been identified as the former mining company TNMC had engaged in the training and development of local Botswana skills from the growing and youthful population of Francistown and other regional communities such as Matseloje and Matshelagabedi. With the exception of highly specialized technical experts required during the construction phase, PNRL believes that there is a local skills base with sufficient capacity to cater for its further needs with regard to the Project and its general organizational development requirements.

4.4	Infrastructure, Power, Water, and Supply

The area is in a rural district and the available infrastructure is minimal. However, the sufficient availability of strategic services, i.e., bulk electrical power and bulk water supplies, and the related delivery infrastructure has most recently been studied in 2016 as part of a Bankable Feasibility Study (BFS) undertaken by WorleyParsons under contract to BCL. WorleyParsons (2016) concluded that that an external water supply would be required to supply operations

4-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

during the dry months of the year and this water was proposed to be sourced from existing governmental water supply pipelines within the Francistown road reserve. Potable water can be sourced from a nearby borehole in the short term, and it may be possible to obtain potable water from a nearby Botswana military camp in the future.

In the 2016 BFS study, power was proposed to be supplied via the existing Botswana Power Corporation powerline, which runs along the Mopane access road to the Selkirk Mine infrastructure. However, in the 2016 study, power needs at Selkirk were limited to client and contractor offices, lighting and water management systems, which included pit dewatering. PNGPL’s power needs will be greater because future processing will take place at Selkirk, as compared to BCL’s plan to transport mineralization to the Phoenix concentrator for processing.

The current Project infrastructure includes relict surface infrastructure supporting the historical underground mine, and the original decline.

4.5	Physiography
4.5.1	Topography

The Project and the proposed infrastructural sites are located in a relatively flat area of Botswana, with a mean elevation of 980 m. Isolated hills, comprised of geological units less susceptible to weathering, outcrop the flat surface. The prevailing drainage pattern is dendritic, with irregular branching tributaries. The valleys of the streams and rivers are narrow (3-5 m wide) and gently sloped. The general slope of the area is eastwards towards the Ramokgwebane River. Various unnamed tributaries flow across the property.

4.5.2	Surface Water

The Project falls within the greater Shashe/Tati River systems. All the main rivers considered in this Project are ephemeral, with irregular but rapid surface flows after heavy summer rainfall. Major surface water requirements are met from the Shashe Dam.

4.5.3	Groundwater

A total of two aquifers are present in the Project area, namely the fractured granitoids and alluvial sands. Both aquifer types have limited storage capacity, are unconfirmed and are vulnerable to contamination. The alluvial aquifers are restricted to rivers such as the Ramokgwebane River. On the other hand, the fractured granitoid aquifers are controlled by the degree of fracturing and/or weathering. Both aquifer groups are typically shallow with up to 100 m thicknesses obtainable from fractured granitoids and 10 m from alluvial aquifers. Recharge to the groundwater regime is from rains and ephemeral surface flow. Overall, the groundwater potential in the area is limited, hence the fact that all major water requirements are met from the Shashe Dam.

4.5.4	Vegetation

The type of vegetation cover is fairly uniform although the nature of the underlying strata and the amount of grazing does have some bearing on the richness of the vegetation cover. On the Botswana vegetation map, the whole area is described as being within a tree savanna type (specifically Mixed Mopane Bushveld). The vegetation therefore consists of trees and shrubs of several species, but Mopane and Acacia are the dominant species. The density of grass cover depends on the extent of grazing. At Selkirk it is mostly overgrazed with species diversity being relatively low.

4-3

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

4.5.5	Animals

Large species of wild animals are almost non-existent, except where they have been reintroduced by game farmers. However, many of the smaller species of wildlife occur and birds are common. The area is predominantly utilized for livestock grazing. No flora or fauna red data species have, to date, been identified within the Selkirk lease area.

4-4

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

5.0	History

The following paragraphs regarding the history of the Project are largely extracted from a previous technical report prepared by G Mining Services Inc. (G Mining, 2023), which in turn referenced Botepe (2013). Historical Mineral Resource estimates have only been mentioned if the original source document was available, and the information pertaining to estimation methodologies was sufficiently detailed for disclosure.

5.1	Prior and Current Ownership

The first record of mineral rights occurred in 1964 when Tati Territory Exploration Co. Ltd. (TTE) acquired mineral rights over a large area that included the Project.

The Government of Botswana granted a 25-year mining licence over the Selkirk and Phoenix deposits in November 1988 to TNMC, a new company comprised of Lexan Trading Inc. (51%) and Francistown Mining and Exploration Ltd. (49%). These two founding companies have changed ownership several times and Table 5-1 presents a summary of the ownership history of the Selkirk Project. The government acquired a 15% interest in TNMC in 1995, resulting in ownership of Lexan Trading Inc. (43.35%), Francistown Mining and Exploration Ltd. (41.65%), and the Government of Botswana (15%). BCL, through its wholly owned subsidiary BCL investments (Pty) Ltd, acquired Lexan Trading Inc. and Francistown Mining and Exploration Ltd.in 2015.

Table 5-1:	History of Ownership at Selkirk

Year	Company
1964	Tati Territory Exploration Co. Ltd (TTE) acquired the large Tati Concession.
1970	Anglo-American Corporation of South Africa (AAC) acquired the rights to prospect for a period of 15 months, ending June 5, 1971, under agreement with TTE.
1971	Concessions were returned to TTE after negotiations with AAC fail to extend the agreement.
1979	New prospecting licence granted to TTE; however, TTE failed to honour exploration expenditures.
1984	UK investment firm Morex through its local subsidiary Morex Botswana (Pty) Limited (together Morex) was granted a prospecting licence covering the Phoenix and Selkirk deposits.
1985	Morex founded Francistown Mining and Exploration Ltd in 1985.
1988	Morex transferred the prospecting licence to newly formed company TNMC, wholly owned by Morex.
1988	TNMC ownership changed to Lexan Trading Inc. (51%; Swiss trading affiliate of RTZ Corp identified as Centametall) and Francistown Mining and Exploration Ltd. (49%, Morex).
1989	AAC acquired 51% of TNMC.
1995	Government of Botswana acquired 15% of TNMC. Ownership of TNMC: AAC, 43.35%; Morex, 41.65%; Government of Botswana, 15%.
1996	LionOre Mining International Limited (LionOre) acquired 41.65% of TNMC. Ownership of TNMC is AAC, 43.35%; LionOre, 41.65%; Government of Botswana, 15%.

5-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Year	Company
2002	LionOre purchased AAC’s interest in TNMC. TNMC ownership is LionOre, 85%; Government of Botswana 15%.
2007	Norilsk Nickel acquired LionOre. TNMC ownership is Norilsk Nickel, 85%; Government of Botswana, 15%.
2015	BCL purchased Norilsk Nickel’s interest in TNMC through its wholly owned subsidiary BCL investments (Pty) Ltd. TNMC ownership is 85% BCL, 15% Government of Botswana.
October 9, 2016	BCL and TNMC operations placed on care and maintenance, placed in provisional liquidation.
June 15, 2017	BCL placed into final liquidation.
May 27, 2022	PNGPL awarded the Mining Licence over the Selkirk deposit.
August 22, 2022	PNRL completed the asset purchase agreement for the Selkirk Assets under its local subsidiary Premium Nickel Group Proprietary Limited (PNGPL)

5.2	Exploration and Development History

A detailed account of all exploration undertaken at Selkirk can be found in G Mining (2023).

The Phoenix and Selkirk sites are known for ancient copper workings and were also investigated for their gold potential after the rediscovery of gold in the area in 1866 (Marsh, 1979). AAC established the presence of nickel and copper occurrences at the sites of the ancient workings in 1929 through the commissioning of Messer’s Brown and Tulloch to evaluate the mining potential of the area.

The first large scale systematic work was conducted from 1964 to1969 by the TTE. Eighteen holes in 2,500 m were drilled during 1965 and1966, but TEE was unable to determine the potential of mineralization within the geological setting. In the late 1960s, DeBeers and AAC conducted regional mapping, widely spaced soil sampling and commissioned Geoterrex Limited of Canada to fly an airborne magnetic and INPUT electromagnetic (EM) survey. AAC, through its local subsidiary, Sedge Botswana (Pty) Limited (Sedge), subsequently explored the Selkirk prospect from March 1970 to 1971 under a 15-month prospecting agreement negotiated with TTE. Detailed work included 1:500 scale geological outcrop mapping, soil sampling, trench sampling, ground geophysics, and diamond drilling. A total of 117 drill holes for 27,377.5 m were drilled and assay results were used for a mineral resource estimation. Mineralogical studies and metallurgical test work were completed and used as input within a subsequent economic study. Potential for additional reserves was identified at Phoenix, but AAC was unsuccessful at renegotiating the option agreement with TTE. All the drill core from this period of exploration was destroyed, apart from a few examples that were stored at the Geological Survey Department of Botswana in Lobatse.

The exploration agreement between AAC and TTE expired in 1971, and no significant exploration work was conducted until Morex was awarded a prospecting licence in 1984 over the Selkirk and Phoenix deposits. Morex approached Rio Tinto to conduct a preliminary study on the Selkirk and Phoenix deposits in August 1984. Two holes, one at Selkirk and one at Phoenix, were drilled to obtain samples for metallurgical test work. Rio Tinto presented several

5-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

options, including mining the high-grade massive sulphides and shipping the mined mineralization to the BCL smelter.

The Selkirk underground mine was commissioned in 1989 and extracted massive sulphide from a near surface, shallow dipping, and semi-elliptical deposit of massive sulphide up to 20 m thick for direct smelting at BCL. The mine ceased operations in August 2002 after exhausting the massive sulphide and undertaking partial pillar extraction. Over 1.0 Mt of material grading 2.6% Ni and 1.6% Cu was extracted from the mine since 1989.

More recent exploration dates back to 2003 when TNMC conducted a Titan 24 geophysical survey over the Selkirk deposit. Results of this work, along with earlier Sedge work, indicated the presence of mineralization down plunge of the underground mine. This was followed by a series of diamond drill campaigns which defined a large body with thick intervals of disseminated sulphides extending in excess of 1,500 m down plunge to the southwest of the initial massive sulphide discovery.

Further exploration of Selkirk by LionOre included soil sampling, gravity, magnetic, and induced polarization (IP) surveys. The magnetic data was interpreted to be dominated by that of the trending Karoo dyke swarm and the gravity data provide an excellent tool for mapping the west-northwest regional geology of the Selkirk Mining Licence (Figure 5-1). From October 2007 to February 2008, an IP survey was conducted by Spectral Geophysics over the Selkirk Mining Licence (Figure 5-2). The survey was only 2/3 completed. Several chargeability anomalies were outlined by this geophysical campaign and indicated the presence of chargeable bodies at depth (Botepe, 2013).

Drilling of geophysical and geochemical targets followed by resource definition drilling took place from 2004 until 2007. It was during this time period that the first PGE analyses on core samples were routinely obtained. LionOre began to analyze selected drill core for PGEs in 2003. Before 2005, the analysis of PGE was undertaken only on drilling intervals that had a concentration of Ni > 0.15%, which created an incomplete dataset with a bias towards higher-grade PGE assays. After 2005, all new drill holes were analyzed for PGE content.

During LionOre’s exploration campaign, the extension of mineralization down plunge of the massive sulphide zone as a broad envelope of consistent disseminated and sporadic massive pyrrhotite-chalcopyrite mineralization was defined within the metagabbro host. The deepest hole drilled by LionOre intersected massive sulphides at 1,200 m below surface, significantly deeper than targeted or explored by previous operators.

In June 2007, Norilsk Nickel acquired the Project from LionOre (LionOre, 2007). The new owners concentrated their efforts both on the future development of the Selkirk historical resource and exploration for new deposits, both on the Selkirk Mining Licence and on newly acquired prospecting licences. As part of this work, a drill hole validation exercise in 2008 compared results from old drill holes to new drill holes to determine if historic results could be included in the resource. It was concluded that the historic holes showed higher grades, and care had to be taken in data handling to avoid overestimation of resources. A random selection of 10% of pulps were sent to Genalysis laboratories, in Western Australia, to be assayed as check samples, against those assayed at the Tati Mine Laboratory.

Between May and September 2007, soil samples were collected over the entirety of the Selkirk Mining Licence (approximately 15 km2) using the recommendations from the soil orientation surveys carried out in 2006 and preferentially collected from the B horizon. A total of 4,972 samples were collected and assayed for pathfinder elements prepared at Genalysis Laboratory Services Pty, Ltd, South Africa, and analyzed at Genalysis Laboratory Services Pty, Ltd, Australia.

5-3

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Results showed clear Ni and Cu anomalies over the Selkirk deposit and Cinderella (target 3) area (Figure 5-3 and Figure 5-4). The copper soil anomalies appear to show that the Selkirk and Cinderella systems are located along an easterly to northeasterly trending soil geochemical strike that can be followed in a northerly direction into the Ramokgwebane mafic intrusive complex.

From this work, several target areas were identified where anomalous concentrations of associated elements coincide. Three trenches totalling 2,858 m located east of the Selkirk deposit over regional soil geochemical anomalies were excavated in 2008 to test, revealing melanocratic to leucocratic metagabbros with iron staining (Mogotsi, 2008).

Much of the work between 2008 and 2015 focused on gathering data to support a BFS and consisted of additional metallurgical studies and geotechnical drilling. The Selkirk Tunnel Project started in May 2008 to evaluate the characteristics of the Selkirk mineralization and collect representative grab and bulk samples for metallurgical testing. A total of 522 tonnes of material were sent to Council for Mineral Technology (Mintek), in South Africa, for test work, and channel samples were analyzed to characterize material in the mine workings area. Geological mapping of the three faces was completed to document rock types, structural features, and mineralization types in the tunnel.

Concurrently with the BFS work, regional exploration continued. TNMC was granted five additional prospecting licences in 2010. Exploration advanced on all licences with complete soil geochemistry coverage and complete EM coverage by means of a versatile time-domain electromagnetic (VTEM) survey in 2012. A total of 2,526-line kilometres were flown over the TNMC lands (Han et al., 2012). Anomalous responses were interpreted, and 14 targets in four areas of interest were investigated in detail using Maxwell Plate Modelling, and a complete 3D magnetic inversion (Figure 5-5). Although two areas of interest were located near known mineralization (i.e., Selkirk and Phoenix historical mines), the VTEM and aeromagnetic survey helped identify two new potential sources of mineralization location east and northeast of the Selkirk Mine.

In 2012, a soil geochemical campaign over the Selkirk and Phoenix deposits was completed (TNMC, 2012). A total of 6,392 soil samples were analyzed for lithogeochemistry, and interpretation of nickel and copper assay results defined six prospective areas over the exploration properties (Figure 5-6).

From 2014 to 2015, exploration for nickel mineralization on prospecting licences PL050/2010 (northwest corner of Selkirk Mine), PL051/2010 (southwest corner of Phoenix Mine), and PL071/2011 (southeast of Selkirk Mine) was undertaken. Remote sensing, geological and structural mapping, petrological analysis, as well as drilling were completed on the exploration licences (Thari, 2015).

Through this work, Norilsk Nickel discovered two Ni-Cu-PGE mineralized zones, namely the Tekwane and Rooikoppie deposits, and from 2014 to 2016, geological and structural mapping of the outcrops located near the Rooikoppie Shear Zone (RSZ) was conducted, noting several northeast striking shear zones with parallel gossan outcrops. Follow-up work included a structural analysis and an IP survey, and two exploration drill holes were completed, with no major mineralization intersected. The recommendation from the 2015 Annual Report concluded that about half of the exploration rights of the PL071/2011 prospect should be surrendered and that exploration around the Tekwane and Rooikoppie mineralized zones should be kept a high priority for later exploration campaigns.

5-4

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 5-1:Detailed Ground Magnetic and First Derivative Bouguer Anomaly Survey

Detailed Ground Magnetic Survey

574000
575000
576000
577000
578000
579000
7644000
7643000
7642000
7641000

First Derivative Bouguer Anomaly Survey

N

0
1
2
3
4
5
Kilometres

SLR

Premium Nickel Resources Ltd.

Selkirk Nickel Project

North East District, Republic of Botswana

Detailed Ground Magnetic Survey and First Derivative Bouguer Anomaly Survey

Source: Spectral Geophysics, 2006.

5-5

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 5-2:IP Survey at Selkirk from Spectral Geophysics, 2008

N
Elevation (masl)
998
997
995
994
993
992
991
990
989
988
987
986
985
984
983
982
981
980
979
978
977
976
975
974
973
574000
575000
576000
577000
578000
579000
76440000
76430000
76420000
76410000
IP Target Locations and Body Traces
0 500 1000 1500 2000 2500
Metres
SLR
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
IP Survey at Selkirk from Spectral Geophysics, 2008
Source: Spectral Geophysics, 2008.

5-6

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 5-3:a) Distribution Pattern Showing Concentrations of Ni at Selkirk

b) Ni Concentrations Superimposed with Soil Type and Geological Structures

a
b
N
574000
576000
578000
7644000
7642000
7640000
1
2
3
4
5
6
Legend:
Cu Concentration in Soil (ppm)
≥ 80.00
70.00 to 80.00
60.00 to 70.00
50.00 to 60.00
30.00 to 50.00
20.00 to 30.00
<20.00
Soil Type
Loam
Black Cotton
Sandy
Source: TNMC, 2008.
0 0.5 1.0 1.5 2.0 2.5
Kilometres
SLR
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
a) Distribution Pattern Showing Concentrations of Cu at Selkirk
b) Cu Concentrations Superimposed with Soil Type and Geological Structures

5-7

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 5-4:a) Distribution Pattern Showing Concentrations of Cu at Selkirk

b) Cu Concentrations Superimposed with Soil Type and Geological Structures

a
b
N
574000
576000
578000
7644000
7642000
7640000
1
3
7
8
Legend:
Ni Concentration in Soil (ppm)
≥ 70.00
50.00 to 70.00
30.00 to 50.00
25.00 to 30.00
20.00 to 25.00
15.00 to 20.00
<15.00
Soil Type
Loam
Black Cotton
Sandy
Source: TNMC, 2008.
0 0.5 1.0 1.5 2.0 2.5
Kilometres
SLR
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
a) Distribution Pattern Showing Concentrations of Ni at Selkirk
b) Ni Concentrations Superimposed with Soil Type and Geological Structures

5-8

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 5-5:Apparent Resistivity at 250 m Below Surface

Apparent Resistivity (ohm/m)
Phoenix
East Targets
Selkirk
South Targets
SLR
N
0
2
4
6
8
10
Kilometres
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
Apparent Resistivity at 250 m Below Surface

Source: Han et al., 2012.

5-9

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 5-6:Geochemical Anomalies for Ni and Cu over the TNMC PLs

Ni
5750000X
N
0 2 4 6 8 10
Kilometres
Pinagare
Phoenix
Tekwane West
7650000Y
Tekwane East
Selkirk
Cu
5750000X
N
0 2 4 6 8 10
Kilometres
Pinagare
Phoenix
Tekwane West
7650000Y
Tekwane East
Selkirk
SLR
Ni Concentration in Soil (ppm):
≥ 120.0
100.0 to 120.0
80.0 to 100.0
60.0 to 80.0
40.0 to 60.0
20.0 to 40.0
< 20.0
Cu Concentration in Soil (ppm):
≥ 120.0
100.0 to 120.0
80.0 to 100.0
60.0 to 80.0
40.0 to 60.0
20.0 to 40.0
< 20.0
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
Geochemical Anomalies for Ni and Cu Over the TNMC PLs

Source: TNMC, 2012.

5-10

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

The Project was acquired by BCL in October 2014. No exploration was carried out on either the Selkirk Mining Licence or the prospecting licences. Drilling during 2015 and 2016 supported various aspects of the BFS. Seven holes, DSLK268 to 274, totalling 1,956.93 m, were drilled to collected metallurgical samples for the Mintek test work. Three holes, DSLK288 to 290, totalling 750 m, were holes drilled for water pump tests.

DSLK275 to 287, HQ (63.5 mm) sized holes, were located by PNRL in the core storage area at the Phoenix Mine, unlogged and unsampled.

The Selkirk Mine itself has been under care and maintenance since 2002 and is generally inactive. Despite the mine having been idle for twenty years since production, the underground workings are accessible and safe to enter. A ventilation fan and dewatering pumps are occasionally in operation.

5.3Historical Resource Estimates

The first historic mineral resource estimate on the Selkirk deposit was prepared by Sedge in 1971 (Hall, 1971), with a high-grade historic resource estimate prepared using the same drill hole data in 1985 (MacMillan, 1985). Since then, several Mineral Resource estimates (MRE) have been released under the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves dated December 11, 2005 (CIM (2005) definitions) in NI 43-101 and the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (JORC Code 2012). The most recent MRE was prepared under the SAMREC Code in 2016 by WorleyParsons.

Table 5-2 provides a summary of these historical mineral resource estimates, and some additional details of the estimation approach and input assumptions can be found in G Mining (2023).

The mineral resource estimates reported herein should be considered as historical in nature, as insufficient data verification has been conducted by the QP to verify the tonnages and grades summarized in the compilation below. Only historical mineral resource estimates with supporting reports were included in the compilation, of which further details are provided in Table 5-2. It should be noted that it is not clear if historical resources were reported constrained (limited at depth by a conceptual pit shell) or unconstrained, which is not in accordance with current CIM Best Practice Guidelines (CIM 2019).

5-11

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table 5-2:	Summary of Historical Mineral Resource Estimates at Selkirk
Date	Company and Reference	Cut-off Grade	Tonnage	Grade	Classification	Comments
March 2007	LionOre (TMP, 2007)	0.1% Ni	230.6 Mt	0.24% Ni, 0.21% Cu	Indicated	Initial MRE at Selkirk in accordance with CIM (2005) definitions and NI 43-101
November 2007	Norilsk Nickel (TWP, 2007)	0.1% Ni	130.7 Mt	0.19% Ni, 0.22% Cu	Measured & Indicated	Geological interpretation more restricted leading to lower tonnages, and historical data (pre-2003) was discarded
November 2008	Anglo American plc (MinRED, 2008)	0.1% Ni	214.9 Mt	0.18% Ni, 0.21% Cu	Measured & Indicated	Produced by Anglo American plc (MinRED department) in conjunction with Norilsk Nickel and TNMC geologists.
			19.2 Mt	0.21 % Ni, 0.24 % Cu	Inferred
January 2013	Norilsk Nickel, (Gipronickel Institute (Gipro), 2013)	0.1% Ni	128.4 Mt	0.21% Ni, 0.23% Cu	Measured & Indicated	Introduced sub-celling of block model, no major changes to geological model, recategorization of Indicated to Inferred
			123.8 Mt	0.17% Ni, 0.19% Cu	Inferred
September 2016	BCL (WorleyParsons, 2016)	0.2% Ni	52.2 Mt	0.32% Ni, 0.31% Cu	Measured & Indicated	Modified classification, new geological model (0.20% Ni cut-off).
			24.0 Mt	0.24% Ni, 0.04% Cu	Inferred

Source: G Mining 2023; modified from Botepe, 2013

5-12

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

5.4	Past Production

The Selkirk underground mine was operated from 1989 to 2002 by TNMC, a company created specifically to exploit the deposit. More than 1.0 Mt of material grading 2.6% Ni and 1.6% Cu was extracted from a semi-elliptical deposit of massive sulphide up to 20 m thick to a depth of 100 m below surface.

5.5	History of Environmental Considerations

In 2008, an EIA was carried out to obtain authorization for a redevelopment of the Selkirk Mine. No redevelopment took place and, therefore, the authorization lapsed. Thereafter, TNMC proposed to construct and operate the Selkirk Open Pit Mine within the mine lease area. The Department of Environmental Affairs (DEA), after evaluation of the Project Brief, advised TNMC that an Environmental Management Plan (EMP) should be prepared to guide the implementation of the proposed project. TNMC contracted Sangwenu Engineering & Environmental Consultants to develop an EMP on their behalf.

In 2016, the EMP was compiled for the potential construction and operation of an open pit within the mine lease area. This open pit would extend the life of mine by about five years and would generate 5.0 Mt of end product per annum. The original intention was that the end product would be treated by the BCL Smelter in Selebi Phikwe. In July 2016, the EMP submitted on behalf of TNMC was approved by the DEA in terms of Section 12(1) of the Environmental Assessment Act No. 10 of 2011, reference number DEA/BOD/F/EXT/MNE 030 (13). The DEA used the 2008 EIA as input to the 2016 EMP.

The 2016 authorization was valid for a period of two years, which lapsed in July 2018.

5-13

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

6.0	Geological Setting, Mineralization, and Deposit
6.1	Regional Geology

The Project is located in the eastern part of Botswana in the Tati granite-greenstone belt of the Zimbabwe Craton (Key 1976), approximately 28 km southeast of city of Francistown (Figure 6-1). This area hosts several intrusive magmatic Ni-Cu-(PGE) sulphide deposits, including the mines at Phoenix, Selebi-Phikwe, and the Selkirk deposit. The stratigraphy of the east Botswana mines and deposits consists of major metavolcanic and sedimentary groups. The main lithologies within the Tati greenstone belt consist of lower greenschist to lower amphibolite facies volcanic and sedimentary rocks intruded by granitoids of unknown age (Maier et al., 2007). The volcano-sedimentary succession has been subdivided into three formations: Lady Mary, Penhalonga, and Selkirk Formations that contain a progressively higher proportion of felsic volcanic rocks (Key 1976). At the base, the < 1,600 m Lady Mary Formation consists mainly of altered komatiite and komatiitic basalt and lesser amounts of quartzitic schist, limestone, and iron formation. The overlying > 10 km thick Penhalonga Formation consists of basaltic, andesitic. and rhyolitic volcanic and volcaniclastic rocks, as well as phyllites, black shales, limestones, and jaspilites. This is capped by the Selkirk Formation (> 1 km thick) which consists mainly of dacitic and rhyolitic volcaniclastic rocks and minor amounts of mafic volcanic rocks, quartzites, and quartz-sericite schists. The Selkirk Formation also hosts the Phoenix, Selkirk, and Tekwane metagabbronoritic intrusions and the Sikukwe metaperidotite intrusion (Maier et al., 2007). Van Geffen (2004) dated a gabbro at the Phoenix Mine at 2,703 ± 30 Ma, which place the Tati greenstone belt within the 2.7 Ga Francistown Arc Complex (Carney et al. 1994; McCourt et al. 2004).

Three main deformation events affected the stratigraphy and the emplacement of intrusive unit as gabbro and granodiorite, which has implications in the local and regional controls on the Ni-Cu-PGEs mineralization. The first deformation event, D₁ is associated with north-northwest to south-southeast oriented principal stress axes, is of brittle-ductile nature, and is evidenced by the occurrence of kilometre scale fold, faults, and shear zones. The second deformation event resulted from northeast-southwest oriented compressional stress and is recognizable by the presence of folded and asymmetric boudinaged quartz veins and faults that crosscut D1 structures. The third deformation created by the minimum northeast-southwest principal stress, D₃ produced the fracture, stylolitic cleavages, extensional and columnar joints, which crosscut all the D₁ and D₂ structures (Dirks 2005).

6-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 6-1:a) Schematic Map of Limpopo Belt and Adjacent Cratons Showing Studied Localities

b) Geological Map of the Central Portion of the Tati Greenstone Belt Indicating Locality of Phoenix, Selkirk, and Tekwane Deposits

a
Zimbabwe Craton
Vumba belt
Selkirk Project
Tati belt
Francistown
21°S
N
Selebi-Phikwe
Zimbabwe
Botswana
South Africa
23°S
0 50 100 150 200 250
Kilometres
Kaapvaal Craton
27° E
29° E
31° E
Zimbabwe craton
Kaapvaal craton
500 km
Legend:
Limpopo Central Zone
Phikwe Complex
Limpopo Northern & Southern Marginal Zone
Kaapv / Zimb Cratons
Francistown Arc Complex
Bulawayan Greenstone Belts
Phanerozoic Cover
Thrust Zone
b
Francistown
N
Zimbabwe
Phoenix
Sikukwe
Selkirk Project
Selkirk
Tekwane
0 2 4 6 8 10
Kilometres

Legend:

Mafic-ultramafic Intrusions	*Tonalitic paragneiss*
Selkirk Formation	*Tonalitic plutons*
Penhalonga Formation	*Fault*
Lady Mary Formation	
Tonalititc orthogneiss	

Source: Maier et al., 2007.

SLR

Premium Nickel Resources Ltd.

Selkirk Nickel Project

North East District, Republic of Botswana

Schematic Map of Limpopo Belt & Adjacent Cratons (a) and Geological Map of the Central Portion of the Tati Greenstone Belt (b)

6-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

The eastern Botswana Ni–Cu–(PGE) deposits may be subdivided into two groups. The first group of deposits, hosted by the Phoenix, Selkirk, and Tekwane intrusions, occurs within and in the periphery of the Tati greenstone belt. The deposits were discovered in 1963 by Sedge, a subsidiary of the AAC, based on mapping and stream sediment geochemistry. The second group of deposits, comprising Phikwe, Dikoloti, Lentswe and Phokoje, are hosted by the Selebi-Phikwe mafic-ultramafic intrusions that occur within gneisses of the Limpopo metamorphic belt approximately 200 km to the south of the Tati belt (Gordon 1973; Baldock et al. 1976). Most of the deposits were discovered by BCL (Bamangwato Concessions) between 1963 and 1966 using soil geochemistry (Maier et al. 2007).

6.2	Local Geology
6.3	Property Geology

The Tati greenstone belt has a long mining history spanning as far back as ancient copper workings which exploited gossan outcrops of the present operations (Dirks 2005). Two deposits have been exploited by TNMC: one at Selkirk and the other being the Phoenix Mine, located 15 km to north (Figure 6-2). Other associated Ni-Cu prospects in the vicinity of the Project include the Tekwane and Cinderella exploration prospects.

6-3

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 6-2:	Simplified Geological Map of the Northern Tati Greenstone Belt

27°45'E
0 2 4 6 8 10
Kilometres
Monarch (Au)
G1
G2
FRANCISTOWN
PHOENIX
(Ni-Cu)
ZIMBABWE
Shashe (Au)
Cherished Hope (Au)
Golden Eagle (Au)
21° 15' S
SELKIRK
(Ni-Cu)
N
Tekwane
(Ni-Cu)
Jims Luck
(Au)
Cinderella
(Ni-Cu)
Vermarrks
(Au)
Mupanipani (Au)
SLR
Legend:
Last Hope Formation
Penhalonga Formation
Lady Mary Formation
Iron Formation
Tonalite
Adamellite
Tonalitic Gneiss
Tonalitic Gneiss
Monzonitic Gneiss
Metagabbro outcrop interpreted by RDL
Mafic Intrusive interpreted by RDL
Ultramafic Intrusive
Mine
Prospect
Mining Lease Boundaries
Geological Lineaments
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
Simplified Geological Map of the Northern Tati Greenstone Belt

Source: Dirks, 2005; after Key, 1976 and Lewis, 2001.

6-4

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

6.3.1	Selkirk Deposit

The geology of the Selkirk deposit is hosted by two types of metagabbro units, namely, taxitic and leucocratic porphyritic metagabbro (Maier et al. 2007). The taxitic metagabbro is characterized by Ni-Cu sulphide mineralization of low to high grade, whereas the leucocratic porphyritic gabbro is barren (Carney et al. 1994). Northwest trending Karoo-age dolerite dykes and south trending feldspar porphyries crosscut these metagabbro units. Alteration assemblages consist of epidote-chlorite, fuchsite, and saussurite (Dirks 2005).

The general stratigraphy of the main lithological units of the Selkirk deposit is defined as follows (Figure 6-3):

•	Dikgaka metagabbro (Ni-depleted metagabbro in the hanging wall).
•	Selkirk metagabbro (taxitic contaminated and Ni-enriched metagabbro).
•	Quartz-diorite (footwall basement).
•

Penhalonga Formation (andesitic, mafic and ultramafic volcanics that were thrust over the former lithologies along a prominent northwest trending regional thrust zone at the northern border of the Tati greenstone belt) (not shown).

A structural geology study of the area in 2016 discovered numerous faults that have lateral and vertical displacement, resulting in the displacement and movement of bodies of mineralization (WorleyParsons 2016; Figure 6-4). The Selkirk deposit plunges at 20° to the south, with a gossanous outcrop located at surface above the underground mine stopes.

6-5

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 6-3:	Simplified Geology in Longitudinal View Through the Selkirk Deposit

SW
NE
575031 E
7642045 N
575201 E
7642292 N
575371 E
7642539 N
575541 E
7642787 N
575711 E
7643034 N
1000
900
800
700
600
500
400
0
50
100
150
200
250
Metres
Plan View of
Section Line
Section Line
500 m
N
SLR
Legend:
Dolerite
Felsic Porphyry
Dikgaka Meta-Gabbro
Selkirk Meta-Gabbro
Quartz Diorite
UG Workings (mined out
massive sulphides)
Ni% Contours
>0.15%
>0.2%
>0.3%
>0.5%
Source: SLR, 2024.
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
Simplified Geology in Longitudinal
View Through the Selkirk Deposit

6-6

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 6-4:	Detailed Geological Map of the Selkirk Deposit

Legend:
Pit Shell Outline
Structural Orientations
Faults & Shears
Fold Axes
Shear Zones
Dolerite Dykes
Diabase
FS Porphyries
Meta-gabbro
Coord System: PCS BOTSWANA BNGRS02 LO27
N
75400
75600
75800
57200
57500
57800
58100
58400
58700
74800
75000
75200
0 100 200 300 400 500
Metres
SLR
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
Detailed Map of the Selkirk Deposit

Source: Worley Parsons, 2016.

6-7

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

6.4	Mineralization

Two distinct styles of mineralization can be found at Selkirk:

1	Massive-sulphide accumulations within the “keel” of the gabbro intrusion, and along the contacts with the surrounding volcano-sedimentary host rocks.
2	Matrix and disseminated sulphide accumulations as a halo and down dip of the massive sulphide mineralization.

Ni-Cu-PGE mineralization is hosted within pentlandite, pyrrhotite, chalcopyrite, and pyrite (Johnson 1986).

The intrusion once hosted a lens of massive sulphide measuring approximately 20 m thick and 200 m long that is mantled by a zone of disseminated sulphides (approximately 20 vol.% of host rock) that averages 120 m wide and ranges from approximately 100 m to 150 m thick (Figure 6-5).

Pyrrhotite constitutes up to 90 vol.% of the massive mineralization. Pentlandite occurs as flame-like lamellae and granular aggregates in pyrrhotite. Chalcopyrite predominantly occurs in the disseminated sulphides. Magnetite locally constitutes up to 15% of the opaque fraction, occurring as subhedral grains that may be distinctly rounded. In some cases, pyrite may constitute approximately 5% of the sulphides, forming late-stage veins and euhedral or subhedral crystals. The massive sulphides may also contain distinctly rounded silicate inclusions reminiscent of durchbewegung textures (Vokes 1969).

Surface and underground geological mapping, as well as information obtained from historic and current drilling campaigns and surface geophysical surveys, have confirmed the synclinal nature of the massive sulphide body hosted within the surrounding disseminated sulphide halo in the metagabbro (Figure 6-6). The axis of this “syncline” appears to plunge at approximately 20° to 25° to the southwest, which was also confirmed by ground geophysical methods (EM, IP, and resistivity), as well as drilling.

The disseminated sulphide continues along strike to the southwest beyond the massive sulphide mineralization, and averages approximately 100 m to 150 m in thickness. Fieldwork and studies of the Selkirk drill core indicate that the Selkirk metagabbro is 2.7 Ga (Maier et al. 2007).

6-8

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 6-5:	Map of Part of the Selkirk Intrusion

N
SLR
0 50 100 150 200 250
Metres
Legend:
Gabbronorite
Dolerite
Porphyry
Gossan
Selkirk Formation
Fault
Source: Maier et al., 2007.
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
Map of Part of the Selkirk Intrusion

6-9

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 6-6:	Cross-section Through the Selkirk Deposit

NW
575322 E
7642871 N
575486 E
7642769 N
SE
575649 E
7642666 N
1000
900
800
700
Legend:
Dolerite
Felsic Porphyry
Selkirk Meta-Gabbro
Quartz Diorite
Disseminated Sulphide
UG Workings (mined out massive sulphides)
Ni% in Drillholes
≥1.00%
>0.5%
>0.3%
>0.2%
>0.1%
≤0.1%
Section Width = 40m
Plan View of Section Line
Section Line
7643250 N
7643500 N
575250 E
N
500 m
0 20 40 60 80 100
Metres
(WGS84 / UTM Z35S)
SLR
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
Cross-section Through the Selkirk Deposit

Source: SLR, 2024.

6-10

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

6.5	Deposit Types

The Ni-Cu-PGE sulphide deposits occur in cratons and orogenic belts worldwide (Arndt et al. 2005). Sulphide deposits are broadly classified into two types, hydrothermal and magmatic. The Selkirk deposit belongs to the magmatic type.

Magmatic Ni-Cu sulphide deposits form as the result of segregation and concentration of droplets of liquid sulphide from mafic or ultramafic magma, and the partitioning of chalcophile elements into these from the silicate melt. Sulphide saturation of a magma is not enough in itself to produce economic accumulations of metals. The appropriate physical environment is required so that the sulphide liquid mixes with enough magma to become adequately enriched in chalcophile metals, and then is concentrated in a restricted locality so that the resulting concentration is of economic grade (Naldrett et al. 2004).

Magmatic sulphide deposits are hosted by mafic and ultramafic units, i.e., komatiite, gabbro, gabbronorite, dunite, peridotite, pyroxenite, boninitic, and picritic rocks. Fundamental parameters for the formation of magmatic sulphide deposits include the ability of the mantle melt enriched in chalcophile elements (i.e., Ni, Cu, and PGEs) to interact with sulphur, usually sourced from mantle and reaching sulphide saturation through progressive fractionation, or externally from sulphur rich contact wall rocks such as sediments (Barnes and Maier 1999; Li et al. 2002; Lu et al. 2019). The placement localities such as faults and basins concentrate the sulphide enriched melts, which result in different geometries such as tabular and massive magmatic sulphide bodies. The magmatic sulphide deposits are the most dominant Ni-Cu-PGE type, which include Kabanga in Tanzania, Norilsk Talnakh in Russia, Pechanga in China, Voisey’s Bay in Canada, Mount Keith in Western Australia, Bushveld Complex in South Africa, Great Dyke in Zimbabwe, and Selebi Phikwe in Botswana (Barnes and Lightfoot 2005).

The capacity of a magma to form an economic Ni-Cu-(PGE) deposit is controlled mainly by 1) the abundances of metals in the magma; 2) the sulphide saturation state of the magma; and 3) the capacity of the magma to interact with its surroundings. In practice, the ability of magma to interact with wall rocks depends on the nature of the wall rocks, the mode of emplacement, and the composition, temperature, viscosity, and volatile content of the magma itself (Arndt et al. 2005; Lesher et al. 2001).

6-11

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

7.0	Exploration
7.1	Exploration

Limited exploration has been conducted by or on behalf of PNRL. To date, exploration by the current operator has included the sourcing and digitization of existing historical information, confirmation and re-surveying of 320 drill hole collar locations, and undertaking small, targeted sampling and re-sampling campaigns of historical drilling.

7.2	Drilling

The following paragraphs are summarized from G Mining (2023), which in turn were largely taken from Botepe (2013). No drilling has been undertaken by current operator PNRL.

7.2.1	Summary

Drilling at Selkirk began in 1965 and ended in 2016, with a total of 536 holes drilled. The drilling campaigns completed by previous operators are summarized in Table 7-1 and shown in Figure 7-1.

Table 7-1:	History of Drilling Campaigns at the Selkirk Deposit

Company	Years	Description	# Holes	Metres
TTE[1]	1965-1967	Core not available	18	2,394
Sedge	1970-1971	Exploration and Resource Drilling, core destroyed	117	27,378
Morex[1]	1984	Metallurgical hole	1	66
Morex[1]	1987	Geological confirmation & Metallurgical test work	2	254
TNMC	2003	Pre-Collar RC holes to the DSLK001-010	9	273
TNMC	2003	Scout drilling (exploration)	11	5,202
TNMC	2005-2008	Delineation drilling	189	51,489
TNMC	2007	Data Verification drilling (hole twinning)	32	7,637
TNMC	2007	Geotechnical	24	2,935
TNMC	2007	Regional Exploration	9	4,333
TNMC	2016	HQ Metallurgical Holes	11	2,952
TNMC	2016	HQ hydro holes	4	1,000
TNMC	2016	Geotechnical	2	561
TNMC	2016	Sterilization holes	11	2,044
TNMC	2008	UG Drilled at the exploration drift	13	457
TNMC	1998-2006	UG Delineation and Crown Pillar Drilling	83	2,726
Total	Total Diamond and RC Holes		536	111,700

7-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Company	Years	Description	# Holes	Metres
TNMC[1]	2003	Auger drilling (0.4 m Depth)	25	10
TNMC	2008	UG Channel Samples along wall of Exploration drift	98	177

Notes:

1.Holes excluded from database.

Details on each drilling campaign are scarce, however, ongoing work on the compilation of the drilling database will likely result in greater confidence in the various drilling campaigns and the pertaining data. Figure 7-1 shows the drill holes currently digitized in the drilling database, with the underground workings and geology shown for comparative purposes.

7-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 7-1:	Drill Hole Location Map

+575000 E
Underground Workings
N
SLR
0
100
200
300
400
500
Metres
Legend:
Gabbro Host Rock
Dolerite Dykes
Premium Nickel Resources Ltd.
Selkirk Nickel Project
North East District, Republic of Botswana
Plan View of Surface Drilling in the Current Drilling Database

Source: Premium Nickel Resources Ltd., 2024.

7-3

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

7.2.2	Historical Drilling

The first drilling campaign at Selkirk was carried out by TTE in 1968. Eighteen diamond drill holes totalling 2,394 m were drilled (Malan 1968), however, these drill holes are not present in the current database.

Since 1970, 505 diamond drill holes (both surface and underground) have been completed at Selkirk for a total of 108,757 m, including 11 holes for metallurgical purposes, five holes for hydrogeology studies, and six holes for condemnation purposes. Nine “DSLK-” holes were drilled with RC pre-collars in 2003, assumed to be a cost-saving measure.

The majority of the drilling was aimed at delineating the main deposit along strike and down dip, with a few holes targeting areas away from the deposit.

In addition, 98 underground channel samples were taken along the wall of the underground workings, and 25 shallow auger holes were completed for soil sampling.

A summary of significant historical intercepts beyond the existing Selkirk Mine workings are included in Table 7-2.

Table 7-2:	Summary of Significant Historical Intercepts at Selkirk

Hole ID	From (m)	To (m)	Length (m)	Cu (%)	Ni (%)	Co (%)	Au (g/t)	Pt (g/t)	Pd (g/t)
DSLK012	77.90	210.79	132.89	0.51	0.39	-	-	-	-
DSLK018	77.35	127.56	50.21	0.31	0.30	-	-	-	-
DSLK018	153.49	202.33	48.84	0.31	0.27	-	-	-	-
DSLK040	112.91	152.36	39.45	0.52	0.40	-	-	-	-
DSLK042	73.78	222.23	148.45	0.51	0.40	-	-	-	-
DSLK048	69.78	118.97	49.19	0.33	0.26	-	-	-	-
DSLK062	60.94	114.07	53.13	0.36	0.27	-	-	-	-
DSLK075	125.50	213.91	88.41	0.36	0.28	-	-	-	-
DSLK076	166.79	220.95	54.16	0.42	0.32	-	-	-	-
DSLK077	92.73	99.30	6.57	6.56	1.57	-	-	-	-
DSLK079	112.14	195.68	83.54	0.52	0.39	-	-	-	-
DSLK081	160.58	224.32	63.74	0.36	0.27	-	-	-	-
DSLK086	135.75	235.21	99.46	0.36	0.34	-	-	-	-
DSLK093	79.15	196.38	117.23	0.53	0.40	-	-	-	-
DSLK099	14.00	83.62	69.62	0.38	0.32	-	-	-	-
DSLK145	228.50	339.78	111.28	0.38	0.31	-	-	-	-
DSLK210	39.00	122.76	83.76	0.29	0.24	-	0.05	0.12	0.56
DSLK211	84.52	199.78	115.26	0.66	0.42	-	0.08	0.18	0.90
DSLK212	83.69	211.69	128.00	0.48	0.34	-	0.08	0.15	0.72
DSLK219	13.63	26.29	12.66	0.29	0.25	-	0.08	0.10	0.48

7-4

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Hole ID	From (m)	To (m)	Length (m)	Cu (%)	Ni (%)	Co (%)	Au (g/t)	Pt (g/t)	Pd (g/t)
DSLK219	45.15	54.82	9.67	0.32	0.22	-	0.05	0.13	0.56
DSLK219	78.90	93.36	14.46	0.64	0.36	-	0.07	0.15	0.61
DSLK226	231.17	264.34	33.17	0.47	0.40	-	0.07	0.15	0.81
DSLK240	127.29	207.05	79.76	0.29	0.22	-	0.07	0.13	0.62
DSLK240	215.63	233.16	17.53	0.46	0.30	-	0.10	0.14	0.80
DSLK253	144.59	164.78	20.19	0.30	0.23	-	0.07	0.15	0.68
DSLK253	195.60	221.84	26.24	0.46	0.34	-	0.07	0.16	0.86
DSLK261	75.00	226.00	151.00	0.43	0.35	-	0.10	0.16	0.75
DSLK269	117.00	231.00	114.00	0.39	0.33	-	0.00	0.14	0.71
DSLK274	125.00	193.00	68.00	0.34	0.32	-	-	-	-
DSLK276	70.00	224.00	154.00	0.39	0.36	-	0.00	0.16	0.76
DSLK278	74.25	213.67	139.42	0.54	0.46	0.03	0.09	0.21	0.89
DSLK281	119.50	230.16	110.66	0.40	0.38	0.03	0.06	0.14	0.62

7.2.3	Historical Surface Drilling and Core Handling Procedures
7.2.3.1	RC Drilling

RC drilling was used to pre-collar diamond drill holes in 2003. Where sampled, the sample size was one metre, collected in a bag attached to the cyclone and split using a series of riffle splitters to produce two 100 g samples, one for submission to the laboratory and the other as a duplicate reference material. Splitting equipment included a 50/50 Jones riffle and three tier stack of riffle splitters. The sample submitted to the laboratory underwent crushing to 6 mm and milling to 75 μm until an 18 g subsample was extracted for X-ray fluorescence (XRF) and a 30 g subsample was extracted for fire assay for PGEs and Au if the minimum grade threshold for Ni was met.

RC drilling was discontinued at site due to concerns surrounding the sampling method and recovery.

7.2.3.2	Diamond Drilling

Diamond drilling was employed for exploration and resource delineation in the Selkirk deposit. Drilling primarily used NQ (47.6 mm) size core, however, PQ (85 mm) and HQ sized core were used for pre-collaring in unconsolidated sediments, geotechnical studies, and for the collection of metallurgical samples.

Collar Surveying and Downhole Surveying

Pre-drill collar positions were located by mine surveyors based on a drill plan issued by exploration geologists, and actual positions were surveyed after drilling using a real time kinematic (RTK) approach.

7-5

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Downhole surveys were carried out using the Gyro survey tool. This tool was best suited as it remains unaffected by the influence of magnetic rocks.

Core orientation was carried out in most holes using the Ezy-mark system, and later the Ace tool provided by the drilling contractor.

From October 13 to 17, 2022, PNGPL contracted Drysdale and Associates of Francistown, Botswana, to conduct a re-survey campaign of all available drill collars on the Project. Leica GS12 and Leica GS10 GPS Units were used, all with current Leica Blue Certificates. Coordinates were provided in WGS84, UTM zone 35 South, with geoidal heights. Three monuments were located to calibrate the positing, all of which gave precisions with < 50 mm error. Approximately 320 drill holes were re-surveyed.

Core Logging

Core was metre-marked and logged by the geologist prior to sampling. Detailed logging described and separated all lithological units greater than 40 cm and these were logged as ‘Main’ units. Samples taken in ‘Main’ units were split along lithological boundaries and boundaries defined by percentage of visible sulphide minerals.

Core Sampling

Samples were marked by geologists for cutting and sampling, and sample lengths set at a minimum of 0.1 m for massive mineralization to 1.0 m for disseminated, low-grade mineralization, with approximately 88 % of all samples within the database sampled at or below 1.0 m. This produced samples with weights between 250 g for massive mineralization (0.1 m length and 4.69 g/cm3 rock density) and 2.4 kg for disseminated, low-grade mineralization (1.0 m and 3.01 g/cm3 density). Once appropriately labelled, the samples were sent to the laboratory for assay.

Quality control procedures used were as follows:

•	All core was transported to the Phoenix Mine Site, located 15 km north of Selkirk, for logging and sampling and returned to Selkirk for storage.
•	Core was logged by trained geologists and samples were selected at the time that the drill hole core was logged.
•	Most sample intervals conformed to a minimum of 0.1 m and a maximum of 1.0 m. Sampling took the geological host rock into consideration.
•	A continuous saw cut line was made along the drill core.
•	Core was cut using a diamond saw, with half of the core sent for analyses and the remaining half returned to the core box for reference purposes.
•	A 0.2 m waste sample was taken of the material bounding the mineralized intersections.
•	Specific gravity measurements were carried out on all the half drill hole core samples submitted to the laboratory, prior to the crushing stage of sample preparation.
•

Samples were dispatched to the laboratory at the Phoenix Mine as a batch of 50 samples of which two of the samples were blank samples, and two were certified reference pulp samples (SARM-7 and GBM396-1).

7-6

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

7.2.4	Drilling Campaigns at Selkirk

The SLR QP is of the opinion that the drilling procedures used historically generally align with industry best practice in place at the time, and that the spatial outline of the drilling allows for interpretation of the geological features. Th SLR QP is of the opinion that there are no drilling, sampling, or recovery factors that could materially impact the accuracy and reliability of the results.

At the same time, considerable data compilation and verification efforts are required to improve confidence in the drilling database, including re-entry of original survey information, as well as downhole re-surveying, resampling, and twinning of a selection of drill holes to validate existing locations and results in the database.

7.3	Hydrogeology Data

As part of the 2016 BFS by BCL (WorleyParsons 2016), surface hydrological exclusion zones and surface hydrological stormwater management zones were mapped out in support of infrastructure layout. Numerical groundwater modelling in support of pit dewatering was performed.

The SLR QP is not aware of any hydrogeology data on the Selkirk Project.

7.4	Geotechnical Data

As part of the 2016 BCL BFS, 96 drill holes were re-logged for structure and a three-dimensional structural model was created in support of pit design and a conceptual strategy for mining around the underground excavations. A geotechnical investigation for ore transport and infrastructure design was also prepared. This work included geotechnical logging of boreholes, point load testing, data capture, and rock mass classification and is detailed in WorleyParsons (2016).

7-7

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

8.0	Sample Preparation, Analyses, and Security
8.1	Historical Work

The following sections describe drill hole sample preparation, analysis and security undertaken by former operator TNMC, under ownership of LionOre (2006), Norilsk Nickel (2007-2013), and BCL (2016).

8.1.1	Sample Preparation, Analyses and Security

Drill core samples were prepared and analyzed at the Phoenix Mine Laboratory. At the time of preparation and analysis, TNMC owned both the Phoenix Mine and Selkirk and the laboratory was not independent of the operator. From 1988, the Phoenix Mine Laboratory held accreditation with the South African National Accreditation System (SANAS), and with the International Organization for Standardization/International Electrotechnical Commission (ISO/IEC) 17025 for chemical analyses.

Sample Preparation

Drill core samples were delivered to the Phoenix Mine Laboratory where they were dried and crushed twice to reach the less than 6 mm size, upon which a 100 g split (duplicate) was taken for milling. The type of splitter used is unknown. This subsample was milled to 80% passing 75 μm. The remaining sample was kept as a duplicate pulp in special sealed envelopes. Both pulp and crushed sample duplicates were returned to the exploration department for storage, and later used within the quality assurance and quality control (QA/QC) program. Results from the laboratory were posted electronically through the LIMS / GBiS system against each sample as per the sample number into a working file where they were validated against lithological logging data; then they were imported into the GBiS database for storage.

Sample Analysis

The following sample analysis was undertaken at the Phoenix Mine Laboratory:

•	Ni and Cu: XRF
•	Pt, Pd, Au: 30 g fire assay

At low concentrations of nickel in a sulphide-nickel environment such as Selkirk, appreciable amounts of silicate nickel may report to the analysis results. The SLR QP recommends undertaking a study to determine whether and to what extent silicate nickel forms part of the total nickel content reported at Selkirk.

Bulk Density Determinations

All diamond drill hole half core samples were analyzed for bulk density using a spring balance on site at Selkirk. The bulk density data was initially captured on paper hard copy, following which it was input into an MS Excel spreadsheet.

The calibration of the spring balance was checked daily prior to any sample analyses. Bulk density data that returned outside of a specific range (2.00 g/cm³ to 5.00 g/cm³) were subsequently investigated and either corrected or discarded from the final dataset.

8-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Sample Security

Diamond drill core is stored on site at Selkirk or at the Phoenix Mine, both of which are secure sites. Digitally, historical data is disparate and, in some cases, incomplete and while steps are being undertaken by the current operator, a comprehensive data validation work program is required.

8.2	Quality Assurance and Quality Control

Quality Assurance (QA) is necessary to demonstrate that the assay data has precision and accuracy within generally accepted limits for the sampling and analytical methods used in order to have confidence in the resource estimation. Quality control (QC) consists of procedures used to ensure that an adequate level of quality is maintained in the process of sampling, preparing, and assaying the drill core samples. In general, QA/QC programs are designed to prevent or detect contamination and allow analytical precision and accuracy to be quantified. In addition, a QA/QC program can disclose the overall sampling – assaying variability of the sampling method itself.

8.2.1	QA/QC Protocols

Blank samples and certified reference material (CRM) samples have been inserted regularly at a rate of one per 20 samples within a batch not exceeding 200 samples. CRM samples were chosen based on anticipated nickel content of the proximal mineralized core sample. All QA/QC sample insertions maintain consecutive numerical order. A pulp silica blank was also inserted every 20 samples. All CRMs are certified for nickel and copper and are matrix matched.

QA/QC sample results are reviewed upon receipt by the corporate geology team.

SLR was provided with the QA/QC database dated March 1, 2016, including 19,770 control samples inserted within drill hole samples from DSLK001 to DSLK268 shipped to the Phoenix Mine Laboratory. Additionally, separate QA/QC datasets were derived from five recent surface drill holes (162 control samples), nine underground drill holes (175 control samples), and channels (24 control samples). These datasets encompass blanks, CRMs, pulp duplicates, and check assays analyzed by ALS Global (ALS) in Johannesburg, South Africa. ALS laboratories are certified to ISO/IEC 17025 and ISO 9001 and are independent of PNRL.

The following section provides an overview of the QA/QC compilation and discusses the results obtained for nickel, copper, gold, palladium, and platinum.

8.2.2	QA/QC Results
8.2.2.1	Blank

The regular submission of blank material is used to assess contamination during sample preparation and to identify sample numbering errors. The QA/QC protocol accepts results returning up to 10 times the detection limit as a pass, i.e., 0.01% for Ni and Cu, and 0.01 g/t for Au, Pt, and Pd. A total of 5,693 blank samples were sent for analysis of nickel and copper, and 1,894 of these samples were also analyzed for Au and PGEs (Pd and Pt).

The analysis of blank samples sent to the Phoenix Mine Laboratory, spanning from DSLK001 to DSLK268, reveals low error rates for Ni (0.7%) and Cu (0.6%) (Table 8-1). However, sample contamination issues were observed toward the end of 2006, persisting until late 2007 (see

8-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 8-1). Blank assays exhibit higher failure rates for Au (4.0%), Pt (6.5%), and Pd (14%). The observed variability suggests potential issues related to contamination, instrument calibration, precision, or data entry, particularly concerning the PGEs.

All ALS blank assays yielded results below the threshold limit for nickel and copper, with few or no samples showing failures for gold, palladium, and platinum.

Table 8-1:	Summary of the QA/QC on Blanks

	Ni %	Cu %	Pt g/t	Au g/t	Pd g/t
Mean	0.01	0.00	0.04	0.03	0.12
Minimum	0	0	0	0	0
Maximum	0.42	2.08	9.04	1.14	11.20
Count	5,697	5,693	1,886	1,882	1,894
Fail Count	17	38	126	78	262
% Fail	0.7%	0.6%	6.5%	4.0%	14%

Figure 8-1:	Selkirk Blank Assays (2004-2016) at Phoenix Mine Laboratory

8-3

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

8-4

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

8-5

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

8.2.2.2	Certified Reference Materials

Results of the regular submission of CRMs (standards) are used to identify potential issues with specific sample batches and long-term biases associated with the primary assay laboratory. SLR reviewed the results from nine different standards used between 2005 and 2023, certified for Ni and Cu, with four additionally certified for Pt and Pd.

A total of 11,987 standards were inserted into streams of drilling samples and shipped to the Phoenix Mine Laboratory, whereas 251 standards were inserted into sample streams for ALS, covering five of the most recent drill holes. Failures for standards data are considered by PNRL to be values falling outside of three standard deviations (±3SD) from the expected value.

Results listed in Table 8-1 and plotted in Figure 8-2 (GBM399-1) and Figure 8-3 (GBM396-1) demonstrate the overall good performance for copper and nickel. However, a substantial number of failures occurred in standard GBM396-1 between 2006 and 2008. Further investigation is necessary, as these analyses likely stem from a labelling error or standards mix-up, rather than indicating laboratory failure.

Table 8-2:	Summary of Selkirk Ni-Cu CRM Results at the Phoenix Mine Laboratory

	GBM396-1		GBM999-1		GBM398-5		GBM397-8		SARM 73
	Ni	Cu	Ni	Cu	Ni	Cu	Ni	Cu	Ni	Cu
Expected Value (%)	0.214	0.287	1.173	0.044	0.194	0.122	0.132	0.144	0.215	0.102
Mean (%)	0.22	0.30	1.16	0.04	0.17	0.13	0.15	0.15	0.22	0.11
SD	0.03	0.04	0.12	0.03	0.03	0.03	0.03	0.01	0.01	0.02
Count	1,570	1,570	1,571	1,571	160	160	1,402	1,402	489	489
Fail Number	29	38	17	3	4	10	8	10	2	5
Failures (%)	2.0	2.6	1.1	0.2	2.5	6.3	0.6	0.7	0.4	1.2
Bias %	5.0	4.4	-1.1	1.4	-10.5	9.6	10.7	3.3	3.5	5.6

8-6

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 8-2:	GBM399-1 Control Chart for Ni and Cu at the Phoenix Mine Laboratory

8-7

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 8-3:	GBM396-1 Control Chart for Ni and Cu at the Phoenix Mine Laboratory

8-8

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Approximately 40% of the drill holes at Selkirk underwent PGE analysis, starting in 2006. Among the standards containing PGE data, significant negative biases were detected for standards AMIS0061 and AMIS007 analyzed by the Phoenix Mine Laboratory, and some mislabelling is observed as well. To enhance confidence in the drilling database, PNRL is currently conducting a drill core re-sampling process, which will cover most of the recent drilling campaigns including Ni, Cu, and PGE assays. Results are shown in Table 8-3 and Figure 8-4 (AMIS007).

Table 8-3:	Summary of the Selkirk Ni-Cu-Pt-Pd CRM Results at the Phoenix Mine Laboratory

	AMIS0329				AMIS0093
	% Ni	% Cu	g/t Pt	g/t Pd	% Ni	% Cu	g/t Pt	g/t Pd
Expected Value	0.214	0.142	0.27	0.55	0.271	0.271	0.11	0.47
Mean	0.20	0.14	0.21	0.48	0.26	0.31	0.10	0.46
SD	0.00	0.01	0.04	0.07	0.01	0.02	0.02	0.08
Count	3	3	2	2	56	56	56	56
Fail Number	3	0	0	0	0	9	2	1
Fail %	0.0	0.0	0.0	0.0	0.0	0.0	1.8	1.8
Bias %	-6.5	0.9	-24.1	-12.7	-3.5	15.0	-5.8	-2.3

	AMIS0061				AMIS007
	% Ni	% Cu	g/t Pt	g/t Pd	% Ni	% Cu	g/t Pt	g/t Pd
Expected Value	3.585	1.33	0.46	3.53	0.207	0.131	2.48	1.5
Mean	2.92	0.95	0.36	2.71	0.21	0.12	1.64	1.21
SD	0.48	0.17	0.19	1.44	0.01	0.01	1.00	0.71
Count	32	32	32	32	585	585	35	36
Fail Number	2	5	0	0	7	8	0	0
Fail %	0.0	0.0	0.0	0.0	1.2	1.2	0.0	0.0
Bias %	-18.6	-28.3	-22.6	-23.3	-0.6	-4.9	-33.9	-19.5

8-9

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 8-4:	AMIS007 Control Chart for Ni, Cu, Pt and Pd at the Phoenix Mine Laboratory

8-10

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Between 2021 and 2023, a total of 56 standards were introduced by PNRL during the re-sampling campaigns. Notably, failures were minimal, and ALS demonstrated good accuracy for Ni, Cu, PGE, and Au, with biases ranging from -5.2% to 4.3% (Table 8-4). However, due to the limited number of samples, the SLR QP was not able to observe emerging trends. These 56 standards cover only five drill holes, and additional re-sampling campaigns are necessary for an updated review.

8-11

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table 8-4:	Summary of the Selkirk Ni-Cu-Pt-Pd CRM Results at ALS

	AMIS0061				AMIS0060
	% Ni	% Cu	g/t Pt	g/t Pd	% Ni	% Cu	g/t Au	g/t Pt	g/t Pd
Expected Value	3.59	1.33	0.46	3.53	0.32	0.33	0.06	0.19	0.73
Mean	3.46	1.26	0.47	3.62	0.32	0.34	0.06	0.20	0.74
SD	0.23	0.10	0.02	0.16	0.02	0.02	0.01	0.01	0.03
Count	23	23	23	23	33	33	31	31	31
Fail Number	1	1	0	0	0	0	2	0	0
Fail %	4.3	4.3	0.0	0.0	0.0	0.0	6.5	0.0	0.0
Bias %	-3.6	-5.2	2.7	2.6	0.9	2.4	0.9	4.3	1.3

8.2.2.3	Pulp Duplicates

Pulp duplicates were inserted at every tenth sample. The same pulp as the original sample was used for the pulp duplicate samples. The results were plotted against original samples to check for precision in sample repeatability. General industry practice for base metals is for results of approximately 90% of pulp duplicates to be within ±10% precision.

For Ni analysis, approximately 90% of the duplicate samples had a relative difference of less than 10% compared to the original samples, with a correlation coefficient of 0.97, indicating good repeatability, as observed in Figure 8-4. In the case of Cu pulp duplicates shown in Figure 8-5, around 86% of the duplicates fell within the 10% precision threshold, with a correlation coefficient of 0.94, also suggesting strong repeatability.

For Pt, Pd, and Au, the repeatability was significantly lower. The correlation coefficients for these elements were significantly low, particularly for Pt and Au. Detailed statistics for duplicate versus original samples across all elements are summarized in Table 8-5 and scatter plots for all elements are shown in Figure 8-5 to Figure 8-9.

Table 8-5:	Duplicate vs. Original Statistics for all Elements

		% Ni	% Cu	g/t Pt	g/t Pd	g/t Au
	No. Duplicate Pairs	8,292	8,291	3,388	3,400	3,399
	% Below 10%	90%	86%	48%	57%	41%
	R squared	0.979	0.935	0.121	0.582	0.115
Original	Min	0.0	0.0	0.0	0.0	0.0
Dup	Min	0.0	0.0	0.0	0.0	0.0
Original	Max	8.41	30.3	8.41	11.7	8.4
Dup	Max	7.77	30.8	19.0	13.9	5.4
Original	Average	0.17	0.2	0.10	0.36	0.06
Dup	Average	0.17	0.2	0.09	0.37	0.05

8-12

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 8-5:Pulp Duplicates - Ni

8-13

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 8-6:	Pulp Duplicates - Cu

Pulp Duplicates Scatter Plot (Cu_pct)
Data Points
y=x
+10% limit
-10% limit
Cu_pct Duplicate
Cu_pct Original
0
5
10
15
20
25
30
STATISTIC OR DUP
Count of pairs 8291
Mean 0.203 0.201
Max 30.3 30.8
Min 0.0 0.0
Median 0.12 0.12
Std Dev 0.509 0.499
Coef of Var 251.46 247.808
Correlation 0.935
Perc Diff Mean -0.7

8-14

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 8-7:Pulp Duplicates - Pt

8-15

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 8-8:	Pulp Duplicates - Pd

8-16

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 8-9:	Pulp Duplicates - Au

Pulp Duplicates Scatter Plot (Au_ppm)
Data Points
y=x
+10% limit
-10% limit
Au_ppm Duplicate
Au_ppm Original
0
1
2
3
4
5
6
7
8
STATISTIC OR DUP
Count of pairs 3399
Mean 0.063 0.047
Max 8.413 5.38
Min 0.0 0.0
Median 0.03 0.03
Std Dev 0.269 0.122
Coef of Var 427.622 258.18
Correlation 0.115
Perc Diff Mean -25.0

8.2.2.4	Check Assays

In 2021, 57 drill core samples from DSLK278 were analyzed for Ni and Cu at SGS prior to preparing composite samples as part of a metallurgical study. Sample pulps were then sent to ALS for a full analysis. Results for Ni and Cu compared well, except for two interchanged samples.

In 2022, as part of the data verification exercise undertaken on behalf of G Mining in support of the 2023 NI 43-101 Technical Report, 115 quarter core duplicate samples were taken to validate primary laboratory results from the Phoenix Mine Laboratory, spanning five drill holes: DSLK014, DSLK083, DSLK207, DSLK213, and DSLK224. Drill holes were chosen for their spatial representativeness. These samples were shipped to ALS in South Africa and compared back to the original sample result, yielding correlation coefficients of 0.84 for both Ni and Cu, 0.5 for Au, 0.4 for Pt, and 0.6 for Pd. As observed in Figure 8-10, the results indicate strong correlations for Ni and Cu, and poor repeatability for all other analytes.

The SLR QP is of the opinion that additional check assays must be conducted in the current re-sampling campaign to validate the performance of the primary laboratory and to check the remaining drill holes that support the Mineral Resource estimate.

8-17

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 8-10:	Check Assay Scatter Plots for Ni, Cu, Pt, Pd, and Au: Phoenix Mine Laboratory Versus ALS

8-18

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

8-19

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

8-20

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

8-21

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

8.2.2.5	Current Work

PNRL geologists examined underground workings and confirmed continuous visible sulphides along an exploration drift extending 144 m across the interpreted primary sulphide horizon, in a southwestern direction from the previous mining operations. PNRL collected and submitted twenty 10 kg grab samples from this exploration drift for assay to determine the variability in the grade of the mineralization. Results are presented in Table 8-6.

Table 8-6:	Assay Results from Underground Drift at Selkirk

SAMPLE ID	Ni %	Cu %	Co %	Pt g/t	Pd g/t	Au g/t	mE	mN	Elevation (m)
TD00826	0.323	0.411	0.004	0.124	0.494	0.035	575413.3	7642664.3	897.4
TD00827	0.177	0.307	0.001	0.071	0.348	0.03	575418.0	7642666.0	897.4
TD00828	0.608	0.536	0.036	0.219	1.045	0.107	575422.7	7642667.7	897.3
TD00829	2.34	0.201	0.132	0.568	2.44	0.011	575427.4	7642669.5	897.2
TD00831	0.379	0.255	0.02	0.169	0.631	0.031	575432.1	7642671.2	897.2

8-22

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

SAMPLE ID	Ni %	Cu %	Co %	Pt g/t	Pd g/t	Au g/t	mE	mN	Elevation (m)
TD00832	0.578	1.55	0.03	0.186	0.888	0.052	575436.8	7642672.9	897.1
TD00833	0.564	0.675	0.03	0.131	0.874	0.067	575441.5	7642674.6	897.0
TD00834	0.485	0.35	0.024	0.127	0.658	0.045	575446.2	7642676.3	897.0
TD00835	0.354	0.547	0.018	0.138	0.57	0.03	575450.9	7642678.1	896.9
TD00836	0.638	0.306	0.032	0.213	0.857	0.03	575455.6	7642679.8	896.9
TD00838	0.341	0.557	0.017	0.131	0.626	0.085	575460.3	7642681.5	896.8
TD00839	0.393	0.349	0.022	0.108	0.559	0.022	575465.0	7642683.2	896.7
TD00840	0.333	0.292	0.015	0.068	0.503	0.036	575469.7	7642684.9	896.7
TD00841	0.223	0.295	0.01	0.061	0.381	0.027	575474.4	7642686.7	896.6
TD00842	0.726	1.435	0.034	0.241	0.92	0.029	575479.0	7642688.4	896.5
TD00844	0.369	0.273	0.015	0.278	0.961	0.06	575483.7	7642690.1	896.5
TD00845	0.377	0.476	0.016	0.17	0.684	0.066	575488.4	7642691.8	896.4
TD00846	0.295	0.857	0.011	0.131	0.611	0.099	575493.1	7642693.6	896.4
TD00847	0.071	0.099	0.001	0.028	0.205	0.023	575497.8	7642695.3	896.3
TD00848	0.274	0.193	0.014	0.126	0.542	0.025	575502.5	7642697.0	896.2
AVERAGE	0.492	0.498	0.024	0.164	0.740	0.046

Unsampled intervals of drill core from a total of five historic drill holes from 2016 drilled by the former operator of the Selkirk Mine, TNMC, were cut, sampled, and sent for analysis at ALS in Johannesburg, South Africa. Quarter-core was obtained on site using the Phikwe core processing facility. Samples ranged in length between 1.0 m and 1.5 m. QA/QC samples consisting of certified blanks and matrix-matched Ni-Cu standards were inserted into the sample stream at a rate of one in every 20 regular samples. Analyses for Ni, Cu, and Co were completed using a peroxide fusion preparation and inductively coupled plasma atomic emission spectrometry (ICP-AES) finish (ME-ICP81). Analyses for Pt, Pd, and Au were by fire assay (30 g nominal sample weight) with an ICP-AES finish (PGM-ICP23). Selected results are presented in Table 8-7.

Table 8-7:	Selected Assay Results from Unsampled Historic Drill Core at Selkirk

Hole ID	From m	To m	Length m	Ni %	Cu %	Co %	Pt g/t	Pd g/t	Au g/t
DSLK277	13.54	93.73	80.19	0.20	0.17	0.01	0.117	0.512	0.037
Incl.	164.73	207.73	43.0	0.29	0.28	0.01	0.144	0.673	0.065
Incl.	164.73	187.73	25.0	0.32	0.32	0.01	0.172	0.764	0.068
and	198.73	207.30	8.57	0.37	0.35	0.02	0.151	0.791	0.089
DSLK278	74.15	213.67	139.52	0.46	0.54	0.03	0.210	0.888	0.093
Incl.	126.67	150.67	24.0	0.64	0.64	0.03	0.289	1.139	0.116

8-23

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Hole ID	From m	To m	Length m	Ni %	Cu %	Co %	Pt g/t	Pd g/t	Au g/t
and	171.67	175.67	4.0	0.90	0.58	0.05	0.373	1.664	0.096
and	193.67	201.67	8.0	0.62	1.00	0.03	0.318	1.183	0.193
DSLK281	115	229.16	114.16	0.38	0.40	<0.01	0.141	0.612	0.056
Incl.	120	160.21	40.21	0.40	0.36	<0.01	0.134	0.595	0.067
and	172.44	191.73	19.29	0.54	0.61	<0.01	0.197	0.862	0.060
and	193.67	201.67	8.0	0.62	1.00	0.03	0.318	1.183	0.193
DSLK282	56.85	63.85	7.0	0.21	0.26	<0.01	0.080	0.376	0.041
DSLK283	85.16	110.78	25.62	0.25	0.28	0.01	0.125	0.594	0.046
	94.57	110.78	16.21	0.27	0.31	0.01	0.142	0.665	0.051

8.2.3QP Comments

8.2.3.1Sample Preparation, Analysis, and Security

In the SLR QP’s opinion, the sample preparation and analytical procedures of most drill holes for nickel and copper are acceptable to support an Inferred Mineral Resource estimate.

Diamond drill core is stored on site at Selkirk or at the Phoenix Mine, both of which are secure sites, in the SLR QP’s opinion.

Additional studies are required to understand the extent to which silicate nickel is reporting to the final nickel assay result and additional work is recommended to better understand all details of the analytical procedure, including the finish of the precious metal fire assay results, internal laboratory quality procedures, and the type of XRF laboratory equipment used for base metal analysis.

Digitally, historical data is disparate and, in some cases, incomplete and while steps are being undertaken by the current operator, a comprehensive data validation work program is required.

8.2.3.2QA/QC

Based on the SLR QP’s review of QA/QC results, Cu and Ni have shown acceptable performance at the Phoenix Mine Laboratory. However, there are instances between 2007 and 2008, as reflected by blanks and standards, that require further investigation or possibly re-analysis before being included in a Mineral Resource estimate.

Significant accuracy and precision issues were identified at the Phoenix Mine Laboratory for the precious metals (Pt, Pd, Au). Most standards returned values significantly lower than their certified values, suggesting accuracy issues and potential cases of mislabelling or standard mix-ups.

To enhance confidence in the data, the SLR QP recommends several steps:

●	For drill holes assayed between late 2007 and mid-2008, investigate and potentially re-analyze these drill holes to verify the QA/QC data.

8-24

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

●	For PGEs, address precision issues through re-analysis of pulps as well as the second half of split drill core at an external laboratory, and by twinning existing drill holes.

Future work should include comprehensive assays for Cu, Ni, and PGEs for the numerous drill holes not covered in this review (from DSLK269 onwards). An industry best practice QA/QC protocol should be enhanced in the re-assay environment, incorporating certified standards, implementing coarse rejects, and regularly including pulp check assays shipped to a third-party laboratory along with blanks and standards.

8-25

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

9.0	Data Verification

9.1SLR Site Verification Procedures

A site visit to the Project was conducted by an SLR Principal Geologist and an SLR Associate Resource Geologist on May 14, 2024.

While on site, the SLR QP visited the core storage facility, reviewed core spatially representative of the Selkirk gabbro, and carried out a site tour, visiting the gossanous outcrop, the Selkirk ramp, ore and waste piles on surface relict of the historical underground mining, and old mining office buildings.

No active drilling was being carried out during the site visit. PNRL is yet to conduct a drilling campaign at Selkirk.

9.1.1Confirmation of Mineralized Intercepts

While on site, the SLR QP reviewed drill core from mineralized intercepts and its immediately adjacent core against paper copies of the analytical results:

Nickel and copper analytical results were observed to pair with visible sulphides and observed to correlate with presence of chalcopyrite (Cu) and pyrrhotite and pentlandite (Ni).

At the core storage facility, many drill hole numbers were noted and accounted as present within the Selkirk database.

9.1.2Validation of Collar Coordinates

Drill hole coordinates are tabulated below (Table 9-1) and show the historic coordinates taken using a differential GPS survey, carried out by Drysdale and Associates, compared to the GPS coordinates from the 2024 site visit taken using a handheld Garmin Etrex 10 GPS (accurate to within 15 m). The check GPS positions compare well with the Drysdale DGPS Survey positions.

Table 9-1:	Verification of Collar Coordinates
Hole ID	DGPS Easting (m)	DGPS Northing (m)	DGPS Elevation (m)	Site Visit GPS Easting (m)	Site Visit GPS Northing (m)	Site Visit GPS Elevation (m)
DSLK018	575402.31	7642550.65	988.07	575399	7642546	984
DSLK051	575403.47	7642529.04	987.46	575401	7642523	996
DSLK081	575355.13	7642563.89	988.56	575351	7642559	998
DSLK240	575373.69	7642511.22	988.21	575373	7642508	996

9.1	SLR Data Verification Conclusions and Recommendations

The PNRL Project team continues to collect, compile, review, and validate technical data relevant for the Project. The SLR QP is of the opinion that, with further work, the historical drill hole database will be suitable to support Mineral Resource estimation work. The SLR QP recommends that PNRL continue its validation program and work towards a comprehensive and validated drill hole database and support information.

9-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

10.0	Mineral Processing and Metallurgical Testing

The Selkirk Mine was commissioned in 1989 with massive sulphide material being trucked directly to the BCL furnace for smelting with no upgrading at a concentrator. Mining ceased in 2002 when the massive sulphides were exhausted, leaving behind a deposit described as being highly disseminated. The main objective of the metallurgical test work since 2005 has been to optimize the processing of the disseminated mineralization.

Although it was deemed possible to produce separate nickel and copper concentrates, the nickel concentrate was low grade, hence most studies focused on the production of a bulk nickel-copper concentrate that would meet the specifications of the BCL smelter in Phikwe.

Historic testing tracked PGE content but did not focus on the optimization of PGE recoveries. Historical metallurgical testing was covered extensively by G Mining in its 2023 report.

In 2023, additional investigations were undertaken by PNRL that were not covered by G Mining, including study programs undertaken by different agencies to investigate various conceptual process options for the Project, including:

●	Ore Sorting Test Work - Stark Resources GmbH (Stark) in Schleswig-Holstein, Germany studied pre-concentration methods to upgrade the Selkirk material (Stark 2024).
●	Flotation Test Work - SGS Natural Resources (SGS) in Lakefield, Ontario, Canada tested samples from the Selkirk deposit with the following objectives (SGS, 2024):
o	Evaluate the established flowsheet on Selkirk tenor variability samples which were more representative of the mineral resources. Four tenor samples (MG_HT, LG_HT, MG_LT, and MG_MT) from the Selkirk deposit were used for this purpose.
o	Explore options to improve nickel recovery and to generate concentrates for downstream hydrometallurgical testing. The remaining composite samples from the 2021 SGS test program were used for testing, including the Selkirk LG Comp and MG Comp composite samples.
●	DRA Projects (PTY) Ltd. (DRA) was engaged by PNRL to prepare a Front End Solutions (FES) conceptual study for the Selkirk Project, including various process options for concentrate production and processing (DRA 2023).
●	Based on the results from these preliminary studies and historical data analyses, PNRL conceptualized a treatment process that included ore sorting and flotation of a bulk concentrate product for sale and estimated the copper and nickel recoveries.
●	The report sections below briefly describe the work undertaken for the Project in support of the current conceptual treatment process to produce a bulk concentrate.

10.1Pre-concentration Test Work

Stark in Schleswig-Holstein, Germany conducted some preliminary amenability test work for PNRL on pre-concentration methods (Stark 2024). X-ray Transmission (XRT) sorting technology was evaluated to determine the effectiveness on Selkirk feed samples and to identify whether different lithologies could be detected. Test work focused on separating the minerals from waste materials. The following information is largely taken from a report prepared by Stark.

10-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Samples of Selkirk material were sent to Stark’s facilities in South Africa by PNRL. Stark did not provide any information describing how the Selkirk samples were originally collected by PNRL or the sample locations. After breaking the larger rock samples with a hammer and chisel, a Stark geologist hand-selected rock samples based on the lithologies represented in terms of mineralogy and size. Different rocks were glued onto a test sheet, packaged, and sent to the test facility at RWTH Aachen University in Germany. At the test facility, static scans were taken of the different lithology samples to determine whether the sorting algorithm could distinguish the different lithologies based on PNRL data. Figure 10-1 shows the test sheets and the scanning unit.

Figure 10-1:	Scanning Unit and Test Sheets Mounted with Selkirk Materials

The laboratory scale sensor showed that the average densities of all lithologies were distinct, except for some particles in the low grade disseminated material and the footwall waste which had similar densities.

Testing with an industrial scale sensor confirmed the results obtained with the lab scale sensor and the results are shown in Table 10-1. Among the five lithologies tested, none had significant overlapping densities. The industrial sensor was able to classify 98.8% of the rock particles correctly as either product or waste.

10-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table 10-1:	Summary of the XRT Scan Results

Column Number	Lithology Description	Lithology Classification (Product/Waste)	Product	Waste	Indicated Separation Efficiency (%)
1	Low Grade Disseminated	Product	18	0	100
2	Massive Sulphide	Product	18	0	100
3	Hanging Wall Waste	Waste	0	18	100
4	Footwall Waste	Waste	1	17	94
5	Disseminated	Product	18	0	100
Total					98.8

Overall, the XRT scanning results demonstrated the efficacy of the technology in classifying the Selkirk samples as product or waste based on the atomic density profiles of the rocks scanned. Based on the preliminary test work results, Stark recommended additional work on comminution analysis and modelling, bulk sorting test campaign with larger samples, and economic modelling of the flowsheet options.

10.22023 SGS Test Work Program

The main objectives of the 2023 SGS test work program for the Selkirk samples were as follows:

•	Evaluate the established flowsheet on Selkirk tenor variability samples which were more representative of the expected mineral resources.
•	Explore options to improve nickel recovery and to produce copper and nickel concentrates for hydrometallurgical testing through 10 kg locked cycle tests (LCT).

Information in this section has largely been extracted from the 2024 SGS Report.

10.2.1	Selkirk Variability Samples
10.2.1.1	Sample Selection and Preparation

A summary of the as-received samples and weights are presented in Table 10-2. The four tenor samples are referred to by their acronyms. For example, MG_HT represents a sample with moderate grade and high tenor; LG_HT is low grade and high tenor.

Table 10-2:	As Received Selkirk Samples and Weights

		Level, m			Client	SGS
Sample ID	Hole ID	From	To	New Sample ID	Mass kg (dry)	Mass kg (dry)	Ni Tenor
MG_HT	DSLK277	52.73	77.73	TD00879 to TD00903	50.7	50.2	6.385 to 11.512
		77.73	93.73	TD00956 to TD00971	29.2	29.0	5.402 to 8.736

10-3

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

		Level, m			Client	SGS
Sample ID	Hole ID	From	To	New Sample ID	Mass kg (dry)	Mass kg (dry)	Ni Tenor
LG_HT	DSLK277	97.73	125.73	TD00904 to TD00931	55.4	54.8	5.169 to 11.929
		131.73	144.73	TD00972 to TD00984	26.3	25.9	4.974 to 7.306
MG_LT	DSLK281	223.28	248.49	TD00932 to TD00955	52.8	52.0	2.169 to 3.690
		93.98	115.00	TD01000 to TD01220	46.5	46.3	3.235 to 3.910
MG_MT	DSLK283	30.49	57.56	TD00854 to TD00878	56.5	56.5	4.631 to 8.979
		57.56	73.56	TD00985 to TD00999	33.4	33.3	3.297 to 7.112

The four tenor samples were prepared for comminution and flotation test work. Each sample was crushed to a nominal 1 in. (25 mm) size and 30 kg of sample were stored for comminution work; the remaining sample was stage crushed to – 10 mesh (1.7 mm) then rotary split into 2 kg test charges. Approximately 100 g to 200 g was split out and pulverized for assaying.

For the comminution work, 5 kg were used for the Abrasion Index test and the remaining sample was stage crushed to minus 0.5 in. (12.7 mm). A 15 kg subsample was submitted for Bond Rod Mill grindability testing and a 10 kg sample was stage crushed to minus 6 mesh (3.35 mm) for Bond Ball Mill grindability testing.

Selkirk samples HG Comp and LG Comp from the previous test campaign (2021 SGS Project #18559-01) were also stage crushed to minus 10 mesh, homogenized, and split into 10 kg test charges. Equal quantities of HG Comp and LG Comp were blended to create the MG Comp sample for testing.

10.2.1.2	Feed Characterization

A summary of feed assays and hardness characteristics of the four tenor samples is provided in Table 10-3. The head grades varied from 0.11% Cu to 0.22% Cu and 0.15% Ni to 0.23% Ni. The proportion of nickel present as sulphide was approximately 91% for MG_LT and approximately 84% for the other three samples. Comminution testing revealed the tenor samples to be hard to vary hard relative to the SGS database and low to medium abrasiveness.

Table 10-3:	Head Assay and Hardness of Selkirk Tenor Samples

	Analysis	Unit	MG_HT	LG_HT	MG_LT	MG_MT
Chemical Analysis	Cu	%	0.19	0.11	0.22	0.20
	Ni	%	0.23	0.15	0.21	0.21
	Ni(s)%		0.19	0.13	0.19	0.17
	Au	g/t	0.02	0.02	0.03	< 0.02
	Pt	g/t	0.09	0.05	0.09	0.09
	Pd	g/t	0.39	0.29	0.34	0.44
	Fe	%	6.77	0.29	8.6	7.34
	S	%	1.12	0.88	2.44	1.41

10-4

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

	Analysis	Unit	MG_HT	LG_HT	MG_LT	MG_MT
	Co	g/t	103	90	134	108
	Si	%	19.9	20.0	19.1	21.1
	Ai	%	9.55	9.71	9.22	8.71
	Mg	%	6.59	6.57	5.78	5.97
Comminution	Ai		0.33	0.24	0.20	0.30
	RWI	kWh/t	21.5	21.6	20.3	22.0
	BWI	kWh/t	19.3	19.5	17.7	19.4

Note:

1.	Ai – Abrasion Index, RWI – Bond Rod Mill Work Index, BWI – Bond Ball Mill Work Index.

A subsample from each of the four tenor samples was submitted for mineralogy investigation at a grind size of 80% passing 87 µm to 100 µm. The major sulphide minerals were identified as chalcopyrite (Cp), pentlandite (Pn), and pyrrhotite (Po), with trace amounts of pyrite. The grain sizes of chalcopyrite and pentlandite were very fine, approximately 10 µm - 15 µm. For the sulphide nickel, about 91% to 955 of the nickel was present and pentlandite, and the remaining (4% to 9%) was very fine nickel (solid solution) hosted in pyrrhotite. At the grind size submitted for mineralogy, the liberation of chalcopyrite was good, with approximately 76% to 82% free and liberated. The liberation of pentlandite was reasonable for MG_MT, with 64% free and liberated, but poor for the other three tenor samples (MG_HT, LG_HT, and MG_LT), with 24% to 47% free and liberated material. The use of find regrinding would generally improve the pentlandite liberation, but it remained poor for LG_HT and MG_LT samples even at a grind size of minus 20 µm, with 41% and 52% free and liberated material, respectively.

10.2.1.3	Flotation

The main objectives of the flotation test program were to:

•	Further optimize the flowsheet to improve nickel recovery
•	Evaluate the established flowsheet on Selkirk tenor variability samples
•	Generate large quantities of copper and nickel concentrates for smelter evaluation and downstream hydrometallurgical testing.

The Selkirk LG Comp sample was the main sample used for nickel recovery improvement test work, the four Selkirk tenor samples were used for flowsheet evaluation, and the Selkirk MG Comp sample was used for generating copper and nickel concentrates.

The conventional flowsheet, which was developed in the previous phase of the project, involved recovery of most of the copper and nickel minerals (chalcopyrite and pentlandite in a Cu/Ni rougher stage, while minimizing the recovery of pyrrhotite. Pyrrhotite is then recovered as a separate rougher concentrate, along with any remaining pentlandite in the Cu/Ni rougher tails. The Cu/Ni rougher concentrate and Po rougher concentrate are then re-ground and cleaned separately. Separation of copper and nickel is then performed on the Cu/Ni cleaner concentrate to produce a copper concentrate and nickel concentrate.

All flotation tests were performed using laboratory Denver flotation cell applying industry standard flotation practices. The primary collector used in the program was potassium amyl xanthate (PAX), and other collectors, including MaxGold 900 and NP-12 promoter were tested.

10-5

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Lime was used as the pH modifier and MIBC was used as the frother, but in cases where insufficient froth was produced, W31 was utilized instead. Sodium sulphite (Na2SO3), diethylenetriamine (DETA), carboxymethyl cellulose (CMC), and sodium silicate were used as gangue depressants.

All test products were filtered, dried, weighed and submitted for assays.

Figure 10-2 shows the two flotation flowsheets that were evaluated for the four tenor samples. The flowsheet developed in the previous phase of the project (2021 SGS Project #18559-01) involved recoveries of separate Cu/Ni rougher concentrate and Po rougher concentrate and their respective regrind fractions. When using this flowsheet, nickel recovery was reasonable for sample MG_MT at 63%, but poor for the other three tenor samples (22% to 43%). Table 10-4 shows the grades and recoveries in the combined Cu/Ni concentrate achieved in locked cycle tests performed with the tenor samples.

Figure 10-2:	2021 SGS Project 18559-01 Flowsheet

Figure 10-3:	Gipro Flowsheet

10-6

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 10-3 shows the Gipro flowsheet which simplified the previous flowsheet (Figure 10-2) to production of a single bulk rougher concentrate, followed by regrinding, cleaning, and scavenging. As shown in Table 10-5, the Gipro flowsheet achieved significant improvement in the recoveries. The copper recoveries improved from 72%-86% to 86%-89%, and the nickel recoveries improved from 22%-63% to 63%-72%. The concentrate grades were slightly lower, with 4.7% to 7.2% Cu, 4.1% to 6.4% Ni, or 9.2% to 13.6% Cu+Ni.

10-7

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table 10-4:	Summary of Results for Flotation of Selkirk Tenor Samples Using 2021 SGS Project 18559-01 Flowsheet

				Assays (% or g/t)							% Distribution
Sample ID	Test ID	Product	Wt %	Cu	Ni	Cu+Ni	S	Pt*	Pd*	Au*	Cu	Ni	S	Pt	Pd	Au
MG_MT	LCT-1	Comb. Cu/Ni Conc.	2.06	7.91	6.27	14.2	23.6	2.3	13.5	1.0	86.3	63.3	33.4	55.1	64.5	46.0
MG_HT	LCT-2	Comb. Cu/Ni Conc.	1.67	8.56	5.83	14.4	25.1	2.3	15.0	1.2	76.4	43.2	37.9	30.7	49.4	40.6
MG_LT	LCT-3	Comb. Cu/Ni Conc.	1.42	11.7	3.47	15.2	26.7	1.4	13.3	1.3	72.7	22.3	14.7	21.5	50.1	39.4
LG_HT	LCT-4	Comb. Cu/Ni Conc.	0.99	9.14	4.16	13.3	22.7	1.6	14.7	1.1	74.7	24.9	24.7	22.1	45.4	29.2

Note: (*) indicates Pt, Pd, Au assays of Cu/Ni 1st Cl Conc.

Table 10-5:	Summary of Results for Flotation of Selkirk Tenor Samples Using Gipro Flowsheet

				Assays (% or g/t)							% Distribution
Sample ID	Test ID	Product	Wt %	Cu	Ni	Cu+Ni	S	Pt	Pd	Au	Cu	Ni	S	Pt	Pd	Au
MG_MT	F19	1st Cl & Scav Conc.	2.65	6.57	5.91	12.5	30.0	2.34	11.9	1.50	88.9	70.9	51.9	71.4	74.6	65.7
	F24	1st Cl & Scav Conc.	2.87	5.92	5.34	11.3	30.0	-	-	-	89.2	75.3	61.3	-	-	-
	F25	1st Cl & Scav Conc.	1.96	9.18	7.79	17.0	30.1	-	-	-	88.5	68.3	38.4	-	-	-
	Avg.	1st Cl & Scav Conc.	2.49	7.22	6.35	13.6	30.0	2.34	11.9	1.50	88.8	71.5	50.6	71.4	74.6	65.7
MG_HT	F23	1st Cl & Scav Conc.	2.30	6.89	6.32	13.2	30.0	2.65	12.2	2.27	85.7	62.9	58.2	53.8	62.2	69.2
MG_LT	F22	1st Cl & Scav Conc.	3.91	5.20	4.05	9.25	3206	1.34	7.07	0.79	87.0	68.8	50.4	55.2	74.5	59.2
LG_HT	F21	1st Cl & Scav Conc.	2.20	4.73	4.67	9.40	29.1	1.83	8.91	1.22	89.0	66.0	70.2	61.2	67.4	56.1

10-8

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

10.2.2	Nickel Recovery Improvement Test Work

The mineralogical analysis of the Po 1st Cleaner Tails in the previous test program showed that the main pentlandite losses were due to liberated fines. Alternative flowsheets were evaluated to try and minimize fines generation or improve the flotation efficiency of slimes, such as coarser regrinding, high intensity conditioning, and the use of a stronger collector (NP-12). None of these ideas showed notable improvement on the nickel recovery.

10.2.3	Concentrate Production Test Work
10.2.3.1	Locked Cycle Testing

In 2023, six locked cycle tests (LCT-1 to LCT-6) were completed on Selkirk composite samples and these are shown in Table 10-6. Separate copper and nickel concentrates were generated from the Selkirk MG Comp sample by performing locked cycle tests using approximately 10 kg test charges.

The information in this section was largely taken from the recent SGS report (SGS 2024).

Table 10-6:	Summary of LCT Tests

Test ID	Sample ID	Test Description	Sample Charges
LCT-1	MG_MT	Bulk Cu/Ni LCT	6 x 2 kg
LCT-2	MG_HT	Bulk Cu/Ni LCT	7 x 2 kg
LCT-3	MG_LT	Bulk Cu/Ni LCT	6 x 2 kg
LCT-4	LG_HT	Bulk Cu/Ni LCT	6 x 2 kg
LCT-5	MG Comp	Bulk Cu/Ni LCT	10 x 9.85 g
LCT-6	MG Comp	Cu-Ni Sep LCT	6 x 640 g

The flowsheet for LCT-1 to LCT-4 is shown in Figure 10-4 and only bulk Cu/Ni cleaner concentrates were generated and no Cu-Ni separation testing was conducted. The flowsheets for LCT-5 and LCT-6 are shown in Figure 10-5 and Figure 10-6, respectively.

The projected mass balance results for LCT-1, LCT-2, LCT-3, and LCT-4 are shown in Table 10-7, Table 10-8, Table 10-9, and Table 10-10, respectively.

The combined Cu/Ni 1st Cleaner Concentrate and Po 3rd Cleaner Concentrate of LCT-1 of MG_MT sample graded approximately 14% Cu+Ni, at 86% copper recovery and 63% nickel recovery. The combined concentrate of LCT-2 on MG_HT sample graded approximately 14% Cu+Ni with 76% copper recovery and 43% nickel recovery. The LCT-1 and LCT-2 copper and nickel recoveries were similar to the batch tests but at slightly lower concentrate grades.

The combined Cu/Ni 1st Cleaner concentrate and Po 3rd Cleaner Concentrate of LCT-3 on MG_LT graded approximately 15% Cu+Ni, at 73% copper recovery and only 22% nickel recovery. The combined concentrate of LCT-4 on LG_HT graded approximately 13% Cu+Ni at 75% copper recovery and 25% nickel recovery. The respective LCT combined concentrate grade of MH_LT and LG_HT were slightly higher than the batch test, but at lower recoveries.

As shown in Table 10-11 and Table 10-12, the results were positive for LCT-5 and LCT-6 for the MG Comp sample with higher head grades for copper and nickel. High grade copper

10-9

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

concentrate with low nickel content was produced from the Selkirk composite, at a grade of 29.7% Cu and 0.44% Ni and copper recovery of 73%. Selkirk MG Comp generated a nickel concentrate with 10.4% Ni at nickel recovery of 60%. The PGE (Pt, Pd, and Au) in the Selkirk MG Comp were distributed between the nickel concentrate and copper concentrate and the overall recovery to both concentrates was reasonable (57% for platinum, 73% for palladium, and 73% for gold).

Figure 10-4:	Flowsheet of LCT-1 to LCT-4

Figure 10-5:	Flowsheet of LCT-5

10-10

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 10-6:	Flowsheet of LCT-6

10-11

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table 10-7:	LCT-1 (MG_MT) Metallurgical Projections (C-F)
		Assays (%, g/t)										% Distribution
Product	Wt %	Cu	Ni	S	Pt	Pd	Au	Cp	Pn	Po	Gn	Cu	Ni	S	Pt	Pd	Au	Cp	Pn	Po	Gn
Cu/Ni 1st Cl Conc.	1.9	8.55	6.58	23.7	2.25	13.5	1.02	25.1	17.7	25.9	31.4	84.8	60.3	30.5	55.1	64.5	46.0	84.8	75.3	16.0	0.6
Po 3rd Cl Conc.	0.2	1.51	3.21	22.9				4.43	8.08	50.7	36.8	1.5	2.9	2.9				1.5	3.4	3.1	0.1
Comb. Cu/Ni Conc.	2.1	7.91	6.27	23.6				23.2	16.8	28.1	31.9	86.3	63.3	33.4	55.1	64.5	46.0	86.3	78.7	19.1	0.7
Po 1st Cl Tails	5.1	0.13	0.43	8.24	0.22	0.62	0.06	0.37	0.82	21.1	77.7	3.4	10.7	28.8	14.8	8.0	7.2	3.4	9.5	35.4	4.1
Po Ro Scav Conc.	2.4	0.07	0.41	12.7	0.21	0.65	0.06	0.21	0.62	33.5	65.7	0.9	4.8	20.6	6.4	3.9	3.4	0.9	3.3	25.1	1.6
Po Ro Scav Tail	90.5	0.02	0.05	0.27	0.02	0.10	<0.02	0.06	0.04	0.65	99.3	9.4	21.3	17.1	23.7	23.6	43.4	9.4	8.4	19.4	93.6
Head (Calculated)	100	0.19	0.20	1.45	0.08	0.39	0.04	0.55	0.44	3.03	96.0	100	100	100	100	100	100	100	100	100	100
Head (Direct)		0.20	0.21	1.41	0.09	0.44	<0.02	0.59	0.46	2.87	96.1

Note:

1.	Chalcopyrite (Cp), Pentlandite (Pn), Pyrrhotite (Po), Galena (Gn).

10-12

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table 10-8:	LCT-2 (MG_HT) Metallurgical Projections (D-G)
		Assays (%, g/t)										% Distribution
Product	Wt %	Cu	Ni	S	Pt	Pd	Au	Cp	Pn	Po	Gn	Cu	Ni	S	Pt	Pd	Au	Cp	Pn	Po	Gn
Cu/Ni 1st Cl Conc.	1.4	9.85	6.10	26.3	2.26	15.0	1.16	28.9	16.3	30.6	24.2	72.9	37.4	32.9	30.7	49.4	40.6	72.9	46.6	20.5	0.3
Po 3rd Cl Conc.	0.3	2.31	4.55	19.4				6.78	12.0	35.7	45.5	3.5	5.8	5.0				3.5	7.1	5.0	0.1
Comb. Cu/Ni Conc.	1.7	8.56	5.83	25.1				25.1	15.6	31.5	27.9	76.4	43.2	37.9	30.7	49.4	40.6	76.4	53.7	25.5	0.5
Po 1st Cl Tails	3.4	0.36	1.07	5.87	0.49	1.42	0.11	1.07	2.66	12.5	83.7	6.7	16.2	18.2	16.5	11.5	9.7	6.7	18.9	20.8	3.0
Po Ro Scav Conc.	1.3	0.14	0.68	5.69	0.54	1.10	0.07	0.40	1.60	13.6	84.4	0.9	3.8	6.5	6.8	3.3	2.2	0.9	4.2	8.3	1.1
Po Ro Scav Tail	93.6	0.03	0.09	0.44	0.05	0.16	0.02	0.09	0.12	1.00	98.8	15.9	36.7	37.4	46.1	35.7	47.5	15.9	23.3	45.3	95.5
Head (Calculated)	100	0.19	0.22	1.10	0.10	0.42	0.04	0.55	0.48	2.06	96.9	100	100	100	100	100	100	100	100	100	100
Head (Direct)		0.19	0.23	1.12	0.09	0.44	<0.02	0.56	0.50	2.08	96.9

Note:

1.	Chalcopyrite (Cp), Pentlandite (Pn), Pyrrhotite (Po), Galena (Gn).

10-13

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table 10-9:	LCT-3 (MG_LT) Metallurgical Projections (C-F)
		Assays (%, g/t)										% Distribution
Product	Wt %	Cu	Ni	S	Pt	Pd	Au	Cp	Pn	Po	Gn	Cu	Ni	S	Pt	Pd	Au	Cp	Pn	Po	Gn
Cu/Ni 1st Cl Conc.	1.3	12.3	3.29	26.4	1.39	13.3	1.34	36.2	8.60	30.7	24.6	68.4	19.0	13.0	21.5	50.1	39.4	68.4	23.1	6.6	0.3
Po 3rd Cl Conc.	0.1	6.69	5.00	29.3				19.6	13.0	49.8	17.6	4.3	3.4	1.7				4.3	4.1	1.2	0.0
Comb. Cu/Ni Conc.	1.4	11.7	3.47	26.7				34.4	9.06	32.6	23.8	72.7	22.3	14.7	21.5	50.1	39.4	72.7	27.2	7.8	0.4
Po 1st Cl Tails	5.2	0.72	1.69	20.8	0.41	1.17	0.13	2.12	3.93	50.6	43.3	16.5	40.1	42.0	25.8	18.1	15.2	16.5	43.4	44.6	2.4
Po Ro Scav Conc.	2.2	0.10	1.18	21.3	0.32	0.97	0.07	0.29	2.47	55.0	42.3	0.9	11.7	18.0	8.4	6.2	3.3	0.9	11.4	20.2	1.0
Po Ro Scav Tail	91.2	0.02	0.06	0.72	0.04	0.10	0.02	0.07	0.09	1.78	98.0	9.9	25.9	25.4	44.3	25.6	42.0	9.9	18.0	27.5	96.2
Head (Calculated)	100	0.23	0.22	2.58	0.08	0.34	0.04	0.67	0.47	5.93	92.9	100	100	100	100	100	100	100	100	100	100
Head (Direct)		0.22	0.21	2.44	0.09*	0.34	0.03	0.65	0.45	5.59	93.3

Note:

1.	Chalcopyrite (Cp), Pentlandite (Pn), Pyrrhotite (Po), Galena (Gn).

10-14

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table 10-10:	LCT-4 (LG_HT) Metallurgical Projections (C-F)
		Assays (%, g/t)										% Distribution
Product	Wt %	Cu	Ni	S	Pt	Pd	Au	Cp	Pn	Po	Gn	Cu	Ni	S	Pt	Pd	Au	Cp	Pn	Po	Gn
Cu/Ni 1st Cl Conc.	0.9	9.73	3.76	22.2	1.63	14.7	1.12	28.5	10.0	25.3	36.2	69.9	19.8	21.3	22.1	45.4	29.2	69.9	24.8	12.1	0.3
Po 3rd Cl Conc.	0.1	4.83	7.00	25.7				14.2	18.7	40.4	26.8	4.8	5.1	3.4				4.8	6.4	2.7	0.0
Comb. Cu/Ni Conc.	1.0	9.14	4.16	22.7				26.8	11.0	27.2	35.0	74.7	24.9	24.7	22.1	45.4	29.2	74.7	31.2	14.8	0.4
Po 1st Cl Tails	3.9	0.47	1.71	12.0	0.49	1.51	0.11	1.38	4.28	27.4	66.9	15.0	40.1	51.3	29.4	20.7	12.8	15.0	47.4	58.3	2.6
Po Ro Scav Conc.	1.0	0.06	0.59	5.3	0.27	1.03	0.06	0.19	1.38	12.9	85.5	0.5	3.7	6.1	4.4	3.8	1.8	0.5	4.1	7.4	0.9
Po Ro Scav Tail	94.1	0.01	0.06	0.17	0.03	0.09	0.02	0.04	0.06	0.38	99.5	9.8	31.4	18.0	44.2	30.1	56.3	9.8	17.3	19.5	96.1
Head (Calculated)	100	0.12	0.17	0.90	0.06	0.28	0.03	0.35	0.35	1.81	97.5	100	100	100	100	100	100	100	100	100	100
Head (Direct)		0.11	0.15	0.88	0.05	0.29	0.02	0.32	0.31	1.81	97.6

Note:

1.	Chalcopyrite (Cp), Pentlandite (Pn), Pyrrhotite (Po), Galena (Gn).

10-15

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table 10-11:	10 kg LCT Results Summary
Sample ID	Test ID	Product	Wt %	Assays (% or g/t)							% Distribution
				Cu	Ni	Cu+Ni	S	Pt	Pd	Au	Cu	Ni	S	Pt	Pd	Au
MG Comp	LCT-5, LCT-6	Comb. Ni Conc.	3.28	1.88	10.4	12.2	34.4	2.55	4.67	1.05	11.6	60.0	15.7	37.8	16.1	38.9
		Cu 3rd Cl Conc.	1.23	29.7	0.44	30.1	35.1	3.49	43.9	2.47	72.6	1.0	6.1	19.4	56.8	34.3
		Ni Conc. + Cu Conc.	4.51	9.45	7.66	17.1	34.6	2.81	15.4	1.44	84.2	61.0	21.7	57.1	73.0	73.2
		Head	1a00	0.58	0.56	1.14	7.5	0.26	1.07	0.10

Table 10-12:	Summary of Concentrates Produced for Hydrometallurgical Testing
			Weight	% Distribution
Sample ID	Test ID	Product	(kg)	Cu	Ni	S	Pt	Pd	Au
MG Comp	LCT-5, LCT-6	Cu Conc.	1.0	29.3	0.52	34.6	3.77	41.8	2.70
		Ni Conc.	3.1	2.27	9.43	33.3	2.17	4.72	1.17
MG_MT	F24, F25	Bulk Cu/Ni Conc.	0.1	7.43	6.46	30.1	2.78	13.9	1.15

10-16

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

10.3Metal Recovery Estimation

10.3.1	DRA

Based on the flotation results achieved in 2023 on Selkirk samples, DRA analyzed select 2023 SGS data reported and data from the 2021 SGS test campaign. This data prepared by DRA has been reproduced by SLR in Table 10-13 (DRA, 2023). DRA determined the relationships between metal upgrade ratios and % mass pull in flotation for copper and nickel in bulk concentrate. Figure 10-7 shows the nickel upgrade ratio (UGR) vs. % mass pull (MP) and the copper UGR vs. MP (DRA, 2023). A correlation between copper and nickel metal UGR to final product and mass pull was applied to produce a head grade – recovery curve for copper and nickel. Based on a specific Ni concentrate grade target, the associated upgrade ratio was calculated by applying the ROM grade. Once the required upgrade ratio is known the expected mass pull is calculated by applying a power curve to the data presented in Figure 10-7. The associated metal recovery is further calculated from mass pull and concentrate grade.

According to DRA, the recovery models applied were based on a combination of the following data:

•	2016 BFS recovery modelling by Worley Parsons (specifically for PGE metals) (Worley Parsons, 2016)
•	2023 SGS tests F24, F25, F19 data for nickel and copper modelling (SGS, 2024)

SLR notes that the formulas derived in Figure 10-7 and Figure 10-8 were not provided by DRA or Worley Parsons.

Figure 10-7:	Nickel and Copper Upgrade Ratio as a Function of Mass Pull

Source: DRA

10-17

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 10-8:	Metal Recovery Over Nickel Feed Grade Range

Source: Worley Parsons

PNRL’s generic metallurgical model that was originally developed based on 2021 SGS test data was updated with 2023 SGS test F19 data (DRA, 2023). This data originally prepared by PNRL has been reproduced by SLR in Figure 10-9. DRA states that the calculations are similar to its results shown in Table 10-13 for bulk concentrates, as the mass constitutes approximately 3% of the original feed. However, the grade of the 2021 SGS composite samples (on which the PNRL generic model is based) is significantly higher than the average life of mine (LOM) grades, prompting the additional test work of lower grade samples by SGS in 2023.

Based on the set of recovery curves produced by DRA for Ni, Cu, Pt, Pd, and Au correlating with a target of 3.00% Ni in flotation concentrate, metallurgical recoveries of 79.9% Cu, 75.1% Ni, 53.4% Pt, 63.9% Ptd, and 38.6% Au were estimated (DRA, 2023).

10-18

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Table 10-13:	Select SGS Flotation Test Results for the Production of Selkirk Bulk Cu+Ni Concentrates
Test	Nickel					Copper
	Head Grade (%)	Conc Grade (%)	UGR	%Mass Pull (MP)	Recovery (%)	Head Grade (%)	Conc Grade (%)	UGR	%Mass Pull (MP)	Recovery (%)	Cu+Ni Head Grade (%)	Cu+Ni Conc Grade (%)	Cu+Ni UGR
Selkirk 2023 F24	0.20	8.00	39.25	1.69	66.46	0.19	9.76	51.20	1.69	86.70	0.39	17.76	45.03
	0.20	6.48	31.81	2.28	72.42	0.19	7.42	38.93	2.28	88.63	0.39	13.90	35.25
	0.20	5.34	26.21	2.87	75.28	0.19	5.92	31.04	2.87	89.16	0.39	11.26	28.54
	0.20	2.38	11.70	6.99	81.75	0.19	2.46	12.91	6.99	90.24	0.39	4.84	12.28
Selkirk 2023 F25	0.22	9.37	41.92	1.47	61.47	0.20	11.90	58.48	1.47	85.75	0.43	21.27	49.81
	0.22	8.44	37.74	1.77	66.88	0.20	10.11	49.69	1.77	88.05	0.43	18.55	43.44
	0.22	7.79	34.85	1.96	68.34	0.20	9.18	45.11	1.96	88.46	0.43	16.97	39.74
	0.22	2.60	11.65	6.79	79.15	0.20	2.72	13.37	6.79	90.84	0.43	5.32	12.47
Selkirk 2023 F19	0.22	10.70	48.54	1.12	54.37	0.20	14.30	70.27	1.12	81.88	0.42	25.00	60.09
	0.22	10.51	47.66	1.23	58.48	0.20	13.52	66.42	1.23	84.79	0.42	24.02	57.74
	0.22	8.21	37.23	1.71	63.65	0.20	9.89	48.58	1.71	86.42	0.42	18.09	43.49
	0.22	6.89	31.27	2.19	68.56	0.20	7.87	38.70	2.19	88.27	0.42	14.77	35.49
	0.22	5.91	26.81	2.65	70.92	0.20	6.57	32.31	2.65	88.92	0.42	122.48	30.01
	0.22	2.47	11.19	7.05	78.91	0.20	2.51	12.34	7.05	90.50	0.42	4.98	11.96
Selkirk 2021 LCT-4+5	0.44	7.80	17.73	3.57	63.20	0.49	11.85	24.18	3.57	86.20	0.93	19.65	21.13
Selkirk 2021 F36 MG Comp	0.43	5.42	12.60	4.96	62.50	0.51	8.73	17.12	4.96	84.90	0.94	14.15	15.06
	0.43	5.01	11.65	5.62	65.50	0.51	7.79	15.28	5.62	85.90	0.94	12.80	13.62
Selkirk 2021 F38 HG Comp	0.73	6.53	8.95	6.70	59.90	0.66	8.33	12.62	6.70	84.50	1.39	14.86	10.69
	0.73	6.01	8.23	7.79	64.10	0.66	7.32	11.10	7.79	86.40	1.39	13.33	9.59

Note: Upgrade ratio (UGR).

10-19

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 10-9:	PNRL Generic Model Updated with Selkirk 2023 Flotation Test (F19) Feed Data

Source: DRA

10.3.2	PNRL

PNRL simulated metal recoveries for bulk concentrate based on PNRL’s historical analysis of select SGS test data on separate copper and nickel concentrates in an updated generic metallurgical model and the results are shown in Figure 10-10 (PNRL 2024). The quantity of feed increased to 5,000,000 tpa in the calculations in comparison to that reported previously by DRA. The formulas for the metal recoveries for the bulk concentrate were as follows:

•	Copper recovery (%) = 14.04 x ln(%Cu in Feed) + 94.7 - (%Ni in Ni Concentrate) x 0.8
•	Ni recovery (%) = 6.2 x ln(%Ni in Feed) + 70.2 - (%Ni in Ni Concentrate - 10) x 2.3
•	Co recovery (%) = % Mass Pull x (%Co in Bulk Concentrate / %Co in Feed)
•	Pt recovery (%) = 55-(%Ni in Ni Concentrate - 10) x 2.3
•	Pd recovery (%) = 70 - (%Ni in Ni Concentrate - 10) x 1.5
•	Au recovery (%) = 70 - (%Ni in Ni Concentrate -10) x 1

SLR was unable to follow the logic of how PNRL derived these formulas and determined the factors used in the individual formulas created for Pt, Pd, and Au recovery. As stated previously, the grade of the 2021 SGS composite samples (on which the PNRL generic model is based) is significantly higher than the average LOM grades. Also, SLR has not been able to verify all the 2021 SGS data that may have been used as the basis for the PNRL generic metallurgical model.

10-20

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 10-10:	PNRL Updated Generic Model

Source: PNRL

10.4Conceptual Mineral Processing

The conceptual mineral processing that PNRL is currently considering involves pre-concentration of Selkirk feed materials via XRT particle sorting technology followed by flotation to produce a bulk concentrate. SLR QP notes that an overall process flowsheet combining these individual steps has not been developed or tested by PNRL or by any parties (Stark, SGS, or DRA) to date and thus, the metallurgical recoveries that have been estimated for the purposes of Mineral Resource estimation exclude any pre-concentration.

Based on a target of 6.00% Ni in Ni concentrate and 31.0% Cu in Cu concentrate and a mass pull in flotation of 2.78%, metallurgical recoveries of 75.3% Cu, 69.7% Ni, 78.4% Co, 64.2% Pt, 76.0% Pd, and 74% Au have been estimated by PNRL for bulk concentrate. These metal recoveries reflect PNRL’s selection of historical SGS test data and relationships obtained to produce separate copper and nickel concentrates, with an additional deduction for refining, smelting, transportation costs, and smelter penalties. Currently, Fe and MgO are the only deleterious elements that have been identified by PNRL for the application of smelter penalties and this requires further confirmation via metallurgical testing in the production of a bulk concentrate.

10.5Conclusions and Summary

Based on the results from preliminary studies and historical data analyses, PNRL has conceptualized a treatment process for Selkirk material that considers flotation of a bulk sulphide nickel-copper concentrate product. At the time of writing of this TRS, no information was provided by PNRL to include pre-concentration as a treatment step.

While preliminary flotation test results indicated that copper-nickel separation is achievable, further representative sampling and testing is required to demonstrate that the target grades of copper and nickel in bulk concentrate can be consistently met. The copper and nickel grades of bulk concentrate were simulated by PNRL based on the manipulation of select SGS test results representing separately produced copper and nickel concentrates and thus, may not be indicative of the expected metallurgical performance for bulk concentrates. Furthermore, some of the underlying assumptions in the generic metallurgical model being relied on continually by PNRL for metal recovery calculations are based on the test results generated from 2021 SGS composite samples (head assays: 0.55% - 0.66% Cu and 0.44% - 0.77% Ni) that graded significantly higher than the current average LOM grades. To the best of SLR QP’s knowledge, pre-concentration techniques have not been used to prepare any Selkirk materials for flotation testing to date.

10-21

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

The SLR QP is of the opinion that the metallurgical data verification of key parameters from separate copper and nickel concentrate production by PNRL personnel indicated that the data are adequate to support the metallurgical interpretations. The SLR QP concludes that the metallurgical and analytical data were collected in a manner that is suitable to be used conceptually for Mineral Resources estimation, but further testing is recommended to confirm the characteristics of the Selkirk final bulk concentrate product.

10-22

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

11.0	Mineral Resource Estimates

There is no current Mineral Resource estimate on the Project.

11-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

12.0	Mineral Reserve Estimates

This section is not applicable.

12-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

13.0	Mining Methods

This section is not applicable.

13-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

14.0	Processing and Recovery Methods

This section is not applicable.

14-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

15.0	Infrastructure

This section is not applicable.

15-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

16.0	Market Studies

This section is not applicable.

16-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

17.0	Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups

This section is not applicable.

17-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

18.0	Capital and Operating Costs

This section is not applicable.

18-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

19.0	Economic Analysis

This section is not applicable.

19-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

20.0	Adjacent Properties

The Selkirk Mining Licence, located 15 km to the southwest of the Phoenix Mine, is surrounded by numerous exploration licence holders. The Hawks Mining Company Pty Ltd (Hawks Mining) Mupane gold mine, located 30 km southeast of Francistown and 6 km southwest of the Selkirk Mining Licence, is the only operating gold mine in Botswana. Exploration licences directly to the south of the Selkirk Mining Licence are held by Hawks Mining as part of the package of licences surrounding the Mupane Mine.

Figure 20-1 presents the various exploration licence holders surrounding the Selkirk Mining Licence.

The QP has not relied on information from adjacent properties for this TRS and has been unable to verify information regarding properties outside the Selkirk Property. Information in respect of adjacent properties is not necessarily indicative of the mineralization at the Selkirk Property that is the subject of this TRS.

2
20-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Figure 20-1:	Map Showing Surrounding Claim Holders Around the Selkirk Mining Licence and the Prospecting Licences

N
Matshelagabedi
BOTSWANA
Francistown
Phoenix
PL051/2010
PL210/2010
PL071/2011
Selkirk
PL050/2010
Matsiloj
Selkirk Mining Licence
0 2 4 6 8 10
Kilometers
Esri, HERE, Garmin, USGS, Esri, HERE
27°30'E
27°35'E
27°40'E
27°45'E
27°50'E
Legend
Mineral Occurences
Nickel Deposit
Mining Licences
Selkirk (Premium Nickel Resources Ltd.)
Phoenix
Prospecting Licences
Badiri Gold Mine (Pty) Ltd
Benjen Exploration & Mining (Pty) Ltd
Capitavating Ventures (Pty) Ltd
Carly Prints (Pty) Ltd
Denje Mbuya (Pty) Ltd
Empowered Brands (Pty) Ltd
Faith at Work (Pty) Ltd
Florrick Mining (Pty) Ltd
Mafika Metals (Pty) Ltd
Morelink Agencies (Pty) Pty
Mupane Gold Mining (Pty) Ltd
Northcentral Holdings (Pty) Ltd
Oryx Business Ventures (Pty) Ltd
PowerBet66 (Pty) ltd
Premium Nickel Resources Ltd. (labeled)
Rockman Resources Limited
Selo Modiro Investments (Pty) Ltd
Southern Cross Exploration and Development (Pty) Ltd
Tati Greenstone Resources (Pty) Ltd
Tati Nickel Mining Company (Pty) Ltd
Vinco Supplies (PTY) Ltd
Vinco Supplies (Pty) Ltd
Zhong Gan Engineering & Construction (Pty) Ltd

Source: PNRL, 2022

2
20-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

21.0	Other Relevant Data and Information

No additional information or explanation is necessary to make this TRS understandable and not misleading.

21-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

22.0	Interpretation and Conclusions
22.1	Geology and Mineral Resources
●	While there are no current Mineral Resources estimated, there is potential to establish Mineral Resources, and additional exploration and technical studies are warranted.
●	The Project is conceptualized as an open pit capturing low grade Ni-Cu-Co-PGE-Au mineralization surrounding and down plunge of the mined-out high-grade mineralization core of the Selkirk gabbro.
●	There is good understanding of the geology and the nature of nickel and copper mineralization of the Project. The available drill hole data is largely historical and is inconsistently analyzed for cobalt, PGE, and gold, and consequently this mineralization is less well understood.
●	There are no drilling, sampling or recovery factors identified that could materially impact the accuracy and reliability of the results. At the same time, considerable data compilation and verification efforts are required to improve confidence in the drilling database, including re-entry of original survey information and downhole re-surveying, re-sampling, and twinning of a selection of drill holes to validate existing locations and results in the database.
●	Results of the QA/QC programs supporting the historical drilling show reasonable correlation and performance of nickel and copper analysis and poor precision and repeatability of gold and PGEs.
●	Despite numerous feasibility studies existing on the Project, the historical, disparate, and incomplete nature of information and data signify that a comprehensive data validation work program is required.
22.2	Mineral Processing
●	Based on the results from preliminary studies and historical data analyses, the proposed treatment process for Selkirk material considers flotation of a bulk sulphide nickel-copper concentrate product. At the time of writing of this TRS, no information was provided by PNRL to include pre-concentration as a treatment step.
●	While preliminary flotation test results indicated that copper-nickel separation is achievable, further representative sampling and testing is required to demonstrate that the target grades of copper and nickel in bulk concentrate can be consistently met.
●	The copper and nickel grades of bulk concentrate were simulated by PNRL based on the manipulation of historical SGS Canada Inc. (SGS) data representing separately produced copper and nickel concentrates and thus, may not be indicative of the expected metallurgical performance for bulk concentrates.
●	Some of the underlying assumptions in the generic metallurgical model being relied on continually by PNRL for metal recovery calculations are based on the test results generated from 2021 SGS composite samples (head assays: 0.55% - 0.66% Cu and 0.44% - 0.77% Ni) that graded significantly higher than the current average LOM grades.
●	To the best of SLR’s knowledge, pre-concentration techniques have not been used to prepare any Selkirk materials for flotation testing to date.

2
22-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

●	The metallurgical and analytical data have been collected in a manner that is suitable to be used conceptually for Mineral Resources estimation, however, further testing is recommended to confirm the characteristics of the Selkirk final bulk concentrate product.

2
22-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

23.0	Recommendations

23.1Geology and Mineral Resources

1	SLR QPs have reviewed and agree with PNGPL’s Phase 1 proposed exploration budget (Table 23-1). The Phase 2 budget will be prepared based on the Phase 1 results:
a)	Phase 1 involves a continuation of the current verification work, including a re-logging and re-sampling campaign, followed by a Mineral Resource estimate.
b)	Phase 2 is contingent upon the results of Phase 1 and would involve an updated Mineral Resource estimate and a Pre-feasibility Study.
2	To enhance confidence in the historical data, several steps are recommended:
a)	For drill holes assayed between late 2007 and mid-2008, investigate and potentially re-analyze these drill holes to verify the QA/QC data.
b)	For PGEs, address precision issues through re-analysis of pulps as well as the second half of split drill core in an external laboratory, and by twinning existing drill holes.
c)	Undertake a study to determine whether and to what extent silicate nickel forms part of the total nickel content reported at Selkirk.
d)	Consolidate verified historical results within an industry standard data management system, with columns identifying operator, year, source, and treatment during estimation.

23.2Mineral Processing

1

Complete additional metallurgical testing using samples from drill core that are spatially representative of the deposit to confirm the metallurgical recoveries projected following pre-concentration and bulk concentrate flotation.

2	These additional tests should be designed to evaluate recoveries to produce a single bulk concentrate and for separate Ni and Cu concentrates to be used in future trade-off studies.

Table 23-1:Proposed Budget for Phase 1 Exploration Work

Item	Cost (CS$000)
Re-assaying historic core ● Re-logging and sampling of 14 holes ● Submitting 2,500 samples to laboratory for base metals, PGEs + Au. ● Geologists and geotechnic support staff, core transport ● Field supplies, core shed supplies, sample shipping	300
Mineral Resource estimate	120
General site and administration costs	100
Subtotal	520
Contingency (5%)	26
Total Phase 1	546

23-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

24.0	References

Arndt N., Lesher, C.M., Czamanske, G.K. 2005. Mantle-derived magmas and magmatic Ni-Cu- (PGE) deposits. Economic Geology, 100th Anniversary Volume. pp. 5-24.

Barnes, S.-J., and Maier, W.D. 1999. The fractionation of Ni, Cu and the noble metals in silicate and sulfide liquids. In Dynamic Processes in Magmatic Ore Deposits and their application in mineral exploration. Edited par Keays, R.R., Lesher, C.M. Lightfoot, P.C. et Farrow, C.E.G. Geological Association of Canada, Short Course Volume 13, pp. 69-106.

Barnes, S.-J., and Lightfoot, P.C. 2005. Formation of magmatic nickel sulfide ore deposits and processes affecting their copper and platinum group element contents. Economic Geology 100th Anniversary Volume. Denver, pp. 179–213

Baldock, J.W., Hepworth, J.V., Marengwa, B.S. 1976. Gold, base metals, and diamonds in Botswana. Econ Geol 71:139–156

Bennie, D., Teme, K., Mudau, P., Sebola., P. 2015. Scoping Metallurgical Testwork on Copper-Nickel Ore from the Selkirk Deposit in Botswana. prepared by Mintek for BCL Limited, Mintek External Report 7290, 86 p.

Botepe. K.G. 2013. Competent persons report for the Selkirk deposit. Report for Norilsk Nickel. 102 p.

Carney, J.N., Aldiss, D.T., Lock, N.P. 1994. The geology of Botswana. Geological Survey of the Botswana Bulletin 37, 113 p.

Canadian Institute of Mining, Metallurgy and Petroleum (CIM). 2005. CIM Definition Standards for Mineral Resources and Mineral Reserves adopted by CIM Council on December 11, 2005.

CIM. 2014. CIM Definition Standards for Mineral Resources and Mineral Reserves, adopted by the CIM Council on May 10, 2014.

CIM. 2019. CIM Estimation of Mineral Resources & Mineral Reserves Best Practice Guidelines, prepared by the CIM Mineral Resource & Mineral Reserve Committee and adopted by CIM Council on November 29, 2019.

Clegg, A.M. 2006. A Preliminary Assessment and Techno-Economic Analysis of the requirements for the establishment of a Nickel Mining & Processing facility at the “THE SELKIRK PROJECT” situated on the farms 73NQ AND 75NQ in NE Botswana, Mineral Properties and prospects held by LionOre. TWP Consulting LTD. 106 p.

Department of Environmental Affairs. 2016. Approval of the Final Environmental Management Plan for the Proposed Selkirk Mine Open Put Bankable Feasibility Study for Tati Nickel Mining Company. REF: DEA/BOD/F/EXT/MNE 030 (13).

Dirks P.H.G.M. 2005. An updated structural framework for Ni-Sulphide mineralization at Phoenix Mine, Tati Greenstone Belt, NW Botswana. Tati Nickel: structural framework for Phoenix mine II – 5 April 2005. 66 p.

DRA Projects (PTY) Ltd. 2023. Selkirk Front End Solutions Study for Premium Nickel Resources Botswana, Selkirk, Botswana, DRA Project Number HBWAYR8003, DRA-HBWAYR8003-GEN-REP-001, Revision 1, December 18, 2023.

24-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

G Mining Services Inc. 2023. NI 43-101 Technical Report, Selkirk Nickel Project, North East District, Republic of Botswana, prepared for Premium Nickel Resources Ltd. (April 12, 2023).

Geldenhuys, A. 2008. 2008 Mineral Resource Update for Selkirk Nickel Project, Botswana. Anglo American Mineral Resource Evaluation Department (MinRED). Internal Report prepared for TNMC, 61 p.

Gordon PSL. 1973. The Selebi-Phikwe nickel–copper deposits, Botswana. In: Lister LA (ed) Symposium on granites, gneisses and related rocks. Special Publication, Geological Society of South Africa 3:167–187

Grobler, N. 1969. Tati Concession Quarterly Report for Period 1st July – 30th September 1969. Report for Sedge Botswana (Pty.) Limited. 8 p

Guest, R.N., Maiuolo, M., Mdlalana, N. 1985. The Beneficiation of Sulphide Ore from the Selkirk and Phoenix Deposits. Mintek, 223 p.

Hall, V.W. 1971. Production of Nickel and Copper from Phoenix and Selkirk, Tati Concession. Anglo American Corporation of South Africa Ltd. 95 p.

Han, Z., Prikhodko, A., and Eadie T. 2012. Interpretation Report on a Helicopter-Borne Versatile Time Domain Electromagnetic (VTEM) and Aeromagnetic Geophysical Survey. Geotech Ltd. 146 p.

Hunt, J. 2006. Proposed Stratigraphy for Selkirk Gabbro Complex. TNMC Internal Report Number GXI0606. 9 p.

Johnson, D. 2006. Review of historic Selkirk and Phoenix Geophysics. Prepared for Tati Mining Company (Pty) Ltd by Johnson Exploration Services. 44 p.

Johnson, R.S. 1986. The Phoenix and Selkirk nickel–copper sulphide ore deposits, Tati Greenstone Belt, eastern Botswana. In: Anhaeusser CR, Maske S (eds) Mineral deposits of Southern Africa. Geological Society of South Africa, pp. 243–248

Joint Ore Reserve Committee (JORC). 2012. Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (The JORC Code), effective 20 December 2012.

Key, R.M. 1976. The geology of the area around Francistown and Phikwe, northeast and central districts, Botswana. Distr Mem Geol Surv Botswana 3:15–25

King, I., Mailole, V., Duarte, K., van Zyl, S., Bryson, M. 2007. Gravity Separation and Flotation Testwork on the Selkirk Deposit. Mintek, 38 p.

Kolesnikov, G., et al. 2013. Feasibility Assessment Analysis of the Current and Medium-Term TATI nickel mining company production programme. Development of measures on improving TNMC Operating Efficiency. Volume 2 Stage 2 Book 1 Stage 2.1 Adjustment of the Geological Model of Selkirk Deposit Mining Explanatory Note 131-00-06-000-02-PZ. Internal Report prepared by Gipronickel Institute for TNMC. 55 p.

Kozyrev. 2012. Geometallurgical Mapping of Selkirk Deposit. Internal Report prepared by Gipronickel Institute for TNMC. 80 p.

Lesher, C.M., Burnham, O.M., Keays, R.R., Barnes, S.J., and Hulbert, L. 2001. Geochemical discrimination of barren and mineralized komatiites associated with magmatic Ni-Cu-(PGE) sulphide deposits. Canadian Mineralogist, v. 39, pp. 673-696

24-2

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

Li, C., Maier, W.D., de Waal, S.A. 2002. The role of magma mixing in the genesis of PGE mineralization in the bushveld complex: thermodynamic calculations and new interpretations—a reply. Economic Geology 97 (3).

LionOre Africa. 2006. Geological Modelling and Resource Estimation of the Phoenix Nickel Deposit. Report under SRK project number LOA009. 114 p.

Liu, J., Imeson, D. 2021. An Investigation into The Recovery of Copper and Nickel from Composite Samples from The Selkirk Deposit. A report prepared for North American Nickel by SGS Canada. Project 18559-01.

Lu Y., Lesher C.M., Deng J. 2019. Geochemistry and genesis of magmatic Ni-Cu-(PGE) and PGE-(Cu)-(Ni) deposits in China. Ore Geology Reviews, Volume 107, pp. 863-887.

MacMillan, N.M. 1985. Preliminary Feasibility Study on the Selkirk and Phoenix Deposits Botswana. Rio Tinto Zimbabwe,115 p.

Maier W. D., Barnes S.-J., Chinyepi G., Barton Jr J. M., Eglington B., Setshedi I. 2007. The composition of magmatic Ni–Cu–(PGE) sulfide deposits in the Tati and Selebi-Phikwe belts of eastern Botswana. Miner Deposita.

Malan, S. 1968. Summary of Borehole Logs from Selkirk, Tati Concession, with available assay results. Memo sent to Geological Survey Department. 5 p.

Marsh, S.C.K. 1979. A Review of the Prospecting History, the Reserve and Grade Calculation and Potential for Further Ore in the Selkirk and Phoenix Orebodies. Anglo American Corporation of South Africa Limited, New Mining Division, 22 p.

McCourt, S., Kampunzu, A.B., Bagai, Z., Armstrong, R.A. 2004. The crustal architecture of Archean terranes in Northeastern Botswana. S Afr J Geol 107:147–158

Mogotsi, K. 2008. Exploration Annual Report. Tati Nickel Mining Company Pty Ltd. on behalf of Norilsk Nickel Group of Companies, Report MING-XREP-A08.1, 15 p.

Morex Botswana (Pty) Ltd. 1987. Prospecting Licences 26/84 – Quarterly Report for the periods 01/10/87 to 21/12/87. 1p.

Mushi, T. 2006. Selkirk Pit Optimization and Design. Lower Quartile Solutions Document No. 2006-1-0040-60-1. 12 p. (September 2006).

Naldrett, A. 1999. World-class Ni-Cu-PGE deposits: key factors in their genesis. Mineral. Deposita 34, 227–240.

Naldrett A.J. 2004. Magmatic sulfide deposits. Springer, Berlin Heidelberg New York, p 727

Nel, H. 1969. Tati Botswana Progress Report 1, Quarter 1st April 1969 to 30th June 1969. Report for Sedge Botswana (Pty.) Limited. 4 p.

Ntshole, M. 2019. Improving reconciliations through geostatistical resource model updates of phoenix deposits, Tati Nickel Mine. MSc. Thesis submitted to University of the Witwatersrand, South Africa. 109 p. (September 2019).

PNRL. 2024. Selkirk – Bulk Con terms and Met Calc.xlsx.

SAMREC. 2016. South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (SAMREC Code).

Sangwenu Engineering & Environmental Consultants (Pty) Ltd. 2016. Environmental Management Plan (EMP) for Selkirk Open Pit Mine Bankable Feasibility Study for Tati Nickel Mining Company (Pty) Ltd, North East District, Botswana.

24-3

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

SGS. 2021. An Investigation into the Recovery of Copper and Nickel from Composite Samples from the Selkirk Deposit, prepared for North American Nickel, (December 22, 2021).

SGS. 2024. An Investigation into the Metallurgical Testwork on Samples from the Selebi and Selkirk Deposits, prepared for Premium Nickel Resources (January 3, 2024). Sheets, R. W. (2006). Exploration Blueprint, Quality Control and Sampling for Tati Ni Mines, Botswana. Internal report. 28 p.

Simpson, A. 1986. Quarterly Report Prospecting Licences No. 26/84 and 25/84. Period 1/10/85-31/12/85. Submitted by Morex Botswana (Pty) Limited. 4 p.

Stark Resources GmbH. 2024. Selkirk Intrinsic Ore Sorting Test Report, Project D241547 – Selkirk, May 28, 2024.

Tati Nickel Mining Company Pty Ltd (TNMC). 2008. Selkirk Geochemical Soil Sampling. Norilsk Nickel Group of Companies, Report MING-XREP-T08.1, 84 p.

TNMC. 2012. Exploration October 2012 Monthly Report. Norilsk Nickel Group of Companies, Report MING-XREP-M010.0, 4 p.

Teme, K., Koadibanbe, T., Ford, E., Manuel, M. 2018. Metallurgical Testwork on Copper-Nickel Ore from the Selkirk Deposit in Botswana. Prepared by Mintek for BCL Limited, External Report No. 7789, 153 p.

Thari, K.T. 2015. Prospecting License Work Done and Relinquishment Report. Tati Nickel Mining Company Pty Ltd. in behalf of Norilsk Nickel Group of Companies, Reports MING-XREP-T16.1, MING-XREP-T16.3, MING-XREP-T16.4., 38 p.

TMP Consulting (Pty) Ltd. 2007. A Technical Report Comprised of a Pre-feasibility Study (PFS) and Techno Financial Economic Analysis of the requirements for the Establishment of a Nickel Mining and Processing Facility at the ‘Selkirk Project” situated on the Farms 73 MQ and 75 NQ in the North East Botswana District, with Mineral Properties and Prospects held by LionOre, prepared by TMP Consulting (Pty) Ltd. for LionOre Mining International Limited and Tati Nickel Mining Company Limited (TNMC) in accordance with NI 43-101 guidelines, 101 p.

TWP Consulting (Pty) Ltd (TWP). 2006. A Preliminary Assessment and Techno-Economic Analysis of the requirements for the Establishment of a Nickel Mining and Processing Facility at “The Selkirk Project” situated on the Farms 73 MQ and 75 NQ in NE Botswana, Mineral Properties and Prospects held by LionOre, 138 p.

TWP Consulting & Norilsk. 2007. Selkirk Project – Bankable Feasibility Study. Internal Report, 1095pp

TWP. 2013. Selkirk Definitive Feasibility Study. Project Close-Out Report as at 1 February 2013. Report 120236-2031-100-400-0007 prepared for Norilsk Nickel, 11 p.

Van Geffen PWG. 2004. Geochemistry of the Phoenix Ni–Cu–PGE deposit, Francistown, Botswana. MSc thesis, Utrecht University, 88 p.

VanWyk. 2012. Note for the Record: Assessment of the 2012 Selkirk Block Model constructed by Gipronickel. TWP report 20236-2072-100-340-0001 prepared for Norilsk Nickel, 17 p.

Vokes. 1969. A review of the metamorphism of sulphide deposits. Earth Sci Rev 5:99–143.

WorleyParsons. 2016. Selkirk Bankable Feasibility Study, Project No: C00449, September 2016 overview. Report for BCL Limited. 87 p.

24-4

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

25.0	Reliance on Information Provided by the Registrant

This TRS has been prepared by SLR for PNRL. The information, conclusions, opinions, and estimates contained herein are based on:

●	Information available to SLR at the time of preparation of this TRS.
●	Assumptions, conditions, and qualifications as set forth in this TRS.
●	Data, reports, and other information supplied by PNRL and other third party sources.

For the purpose of this TRS, SLR has relied on ownership information provided by PNRL in a legal opinion by Bookbinder Business Law (BBL) dated May 30, 2024, entitled “Opinion: Premium Nickel Group Proprietary Limited”. SLR has not researched property title or mineral rights for the Selkirk Project as we consider it reasonable to rely on PNRL’s legal counsel who is responsible for maintaining this information.

The Qualified Persons have taken all appropriate steps, in their professional opinion, to ensure that the above information from PNRL is sound.

Except as provided by applicable laws, any use of this TRS by any third party is at that party’s sole risk.

25-1

Premium Nickel Resources Ltd | Selkirk Nickel Project	June 27, 2024
S-K 1300 Report	SLR Project No.: 233.065166.00001

26.0	Date and Signature Page

This report titled “Technical Report Summary on the Selkirk Nickel Project, North East District, Republic of Botswana” with an effective date of May 31, 2024 was prepared and signed by:

(Signed) SLR Consulting (Canada) Ltd.

Dated at Toronto, ON
June 27, 2024	SLR Consulting (Canada) Ltd.

26-1